Exhibit 4.15

EXECUTION COPY

SHARE PURCHASE AGREEMENT

by and among

LEFENG.COM LIMITED

OVATION ENTERTAINMENT LIMITED

and

VIPSHOP HOLDINGS LIMITED

FEBRUARY 14, 2014

i

TABLE OF CONTENTS (Continued)

TABLE OF CONTENTS (Continued)

INDEX OF EXHIBITS

Exhibit A	Form of Shareholders Agreement
Exhibit B	Form of Restated Articles
Exhibit C	Schedule of Trademark Transfers
Exhibit D	Schedule of Transferred Domain Names
Exhibit E	Calculation of Working Capital Shortage
Exhibit F	Capitalization Table

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of February 14, 2014, by and among Vipshop Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Purchaser”), Lefeng.com Limited, an exempted company incorporated in the Cayman Islands (the “Company”) and Ovation Entertainment Limited, an exempted company incorporated in the Cayman Islands (the “Seller”). The Purchaser, the Company and the Seller are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein, but not defined herein, are defined in Article XII below.

WHEREAS, the authorized share capital of the Company consist of, immediately prior to the Closing, 50,000 ordinary shares with a par value of $1.00 each (the “Company Shares”), of which 100 are issued and outstanding.

WHEREAS, the Seller directly owns all of the issued and outstanding Company Shares.

WHEREAS, the Seller Group Companies are conducting the Restructuring, which will be completed before the Closing and as a result of which the Company and its Subsidiaries will own and operate the entire online retail and online advertising business operated by the Seller Group Companies before the Restructuring (the “Third-party Platform Business”) while the Seller and its Subsidiaries (other than the Group Companies) will continue to engage in the business of research, development, manufacturing and sale of cosmetic products under brands owned thereby (the “Self-owned Brands Business”) and the media business.

WHEREAS, upon the terms and subject to the conditions set forth herein, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, 75 Company Shares, or 75% of all the issued and outstanding Company Shares (the “Acquired Shares”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective Parties, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, hereby agrees as follows:

ARTICLE I

PURCHASE TRANSACTIONS

1.1 Purchase and Sale of Company Shares. On the basis of the representations, warranties, covenants and other agreements contained herein and in the other Transaction Documents, and subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, assign, transfer and convey to the Purchaser, free and clear of all Encumbrances, all of the Acquired Shares for an aggregate consideration as set forth in Section 1.2.

1.2 Considerations for Acquired Shares. The aggregate consideration to be paid by the Purchaser to the Seller for all the Acquired Shares pursuant to this Agreement shall be an aggregate amount in cash (the “Purchase Price”) equal to the result of:

(a) Base Price, minus

(b) 75% multiplied by the amount of Closing Indebtedness.

1.3 Closing.

1.3.1                                     The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis, 26/F Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong, at 10:00 a.m., Hong Kong time, on the date when all of the conditions to the Closing set forth in Article VII (other than those to be satisfied at the Closing) are satisfied or waived in accordance with the terms herein, or at such other time or place as is mutually agreeable to the Parties. The date and time of the Closing are referred to herein as the “Closing Date.”

1.3.2                                     On or prior to the date that is the tenth Business Day after the Closing (the “Payment Due Date”), the Purchaser shall pay to the Seller an amount in US dollars equal to the Base Price by wire transfer of immediately available funds to a bank account designated by the Seller before the Closing Date, upon which the Seller shall deliver to the Purchaser a cross receipt thereof. If the Purchaser fails to pay any portion of such amount on or prior to the Payment Due Date, the Purchaser shall pay interest on the overdue sum from the Payment Due Date to the actual date of payment at a rate of 0.05% per day.

1.3.3                                     At the Closing, the Seller will deliver to the Purchaser free and clear of Encumbrances, one or more certificates representing the Acquired Shares, duly endorsed in blank or accompanied by share powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite share transfer stamps, and shall submit the Restated Articles for registration with the Registrar of Companies in the Cayman Islands.

1.3.4                                     Within seven days after the Closing Date, the Purchaser shall cause Shanghai Lefeng to pay to Shanghai Media, Beijing Huanyue and Beijing Commerce an aggregate of RMB122,000,000, being the aggregate purchase price for the Acquired Assets (other than any inventories) under the relevant Restructuring Contracts.

1.3.5                                     The Purchaser shall cause Shanghai Lefeng to pay to Shanghai Media the following additional amounts in RMB to settle all outstanding amounts due to Shanghai Media for all third-party brand merchandises acquired by Shanghai Lefeng from Shanghai Media on or before January 1, 2014 and all merchandises under the Seller’s self-owned brands supplied to Shanghai Lefeng by Shanghai Media before the Closing Date:

(a) on or before the 30th day after the Closing Date, an amount equal to one-third of the Inventory Payable Estimate;

(b) on or before the 60th day after the Closing Date, an amount equal to one-third of the Inventory Payable Estimate; and

(c) on or before the 90th day after the Closing Date, an amount equal to one-third of the Inventory Payable Estimate, minus the sum of the following items:

(i)                             the amount by which the Inventory Payable Estimate exceeds the Inventory Procurement Cost set forth in the Calculation Statement (as defined below) pursuant to Section 1.4.1 (if applicable);

(ii)                          the aggregate purchase price for the Inventories returned to and accepted by the relevant third-party suppliers in accordance with Section 11.7.6 (the “Returned Inventories”);

(iii)                       the amount by which the Actual Working Capital Shortage exceeds the Agreed Working Capital Shortage (if applicable); and

(iv)                      the aggregate amount of Disbursement for Seller as set forth in the Calculation Statement pursuant to Section 1.4.1.

1.4 Post-Closing Adjustments.

1.4.1    Post-Closing Determination.

(a) The Purchaser shall engage the auditing team of Deloitte Touche Tohmatsu which is the current auditor of the Seller and the Company (“Deloitte”) to prepare and deliver to the Seller and the Purchaser, promptly but in any event within sixty days after the Closing Date:

(i)                             an audited consolidated balance sheet of the Company as at the Closing Date, and related statements of income and cash flows of the Company for the period starting from (and including) January 1, 2014 and ending on (and including) the Closing Date, including in each case the notes thereto, along with the audit report thereon of Deloitte (collectively, the “Closing Date Financial Statements”); and

(ii)                          a written statement (the “Calculation Statement”) setting forth a calculation of the following items (collectively, the “Post Closing Calculation Items”) based on the relevant definitions included herein and, to the extent relevant, the relevant line item(s) reflected in the Closing Date Financial Statements:

(A) the Closing Indebtedness;

(B) the Inventory Procurement Cost;

(C) the actual Working Capital Shortage as of the close of business on the Business Day immediately preceding the Closing Date (the “Actual Working Capital Shortage”) based on the formula of calculation set forth in Exhibit E attached hereto; and

(D) the aggregate amount of Disbursement for Seller.

(b) The calculation of the Post Closing Calculation Items as set forth in the Calculation Statement shall be conclusive and binding upon each of the Parties. All Post Closing Calculation Items (except for the Closing Indebtedness) shall be calculated in RMB, and the Closing Indebtedness shall be calculated in US dollars, in each case based on the central parity rate for the exchange of U.S. dollars into RMB published by the People’s Bank of China or its authorized agency on the Business Day immediately preceding the Closing Date to the extent any conversion between RMB and US dollars is involved.

1.4.2    Payment/Settlement of Post-Closing Adjustment Amounts.

(a) Within five Business Days after the delivery of the Calculation Statement pursuant to Section 1.4.1, the Seller shall pay to the Purchaser an amount in US dollars (the “Adjustment Amount”) equal to 75% multiplied by the Closing Indebtedness, if the Adjustment Amount is a positive amount, together with interest on the amounts being paid from the Closing Date to the date of the payment at the “Prime Rate” as listed in the Wall Street Journal on the Closing Date (compounded on an annual basis).

(b) Payment of Undisputed Amounts; Right of Offset. Any amounts payable pursuant to this Section 1.4.2 shall be made by wire transfer or delivery of other immediately available funds to the account(s) designated by the payee. In addition, prior to a Party making a payment of any amounts due pursuant to this Section 1.4 to a second Party, such first Party may offset against such payment any amounts (to the extent not in dispute) owed by such second Party to such first Party pursuant to this Section 1.4.

1.5 Withholding. Notwithstanding any other provision in this Agreement, the Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement an amount or amounts equal to any Taxes required to be deducted and withheld with respect to the making of such payments under any applicable provision of law. To the extent that amounts are so withheld and deducted pursuant to this Section 1.5, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by such Person in respect of which such deduction and withholding was made; provided that such Person withholding such amounts shall provide the Seller with relevant evidence on payment by such Person of the relevant Taxes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

As a material inducement to the Purchaser to enter into this Agreement and to acquire the Acquired Shares in accordance with the terms hereof, except as set forth in the disclosure schedule delivered by the Seller and the Company to the Purchaser on the date hereof (the “Company Disclosure Schedule”), the Seller hereby represent and warrant to the Purchaser as of the date hereof and as of Closing Date as follows:

2.1 Organization. The Seller is a company validly existing and in good standing under the laws of the Cayman Islands. The Seller has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate all of its properties and assets.

2.2 Authority. The Seller has full power, authority and legal capacity to enter into this Agreement and the other agreements contemplated hereby to which the Seller is a party and to perform his, her or its obligations hereunder and thereunder.

2.3 Execution and Delivery of Valid and Binding Agreements. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes, and the other agreements contemplated hereby to which the Seller is a party, when executed and delivered by the Seller in accordance with the terms thereof shall each constitute, a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the effect of bankruptcy, or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

2.4 No Breach. The execution and delivery by the Seller of this Agreement and the other agreements contemplated hereby to which the Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller, does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon assets of the Seller or Encumbrance upon the Company Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, (a) any law, statute, rule or regulation to which the Seller is subject, (b) the memorandum and articles of association of the Seller, or (c) any agreement, instrument, order, judgment or decree to which the Seller is subject.

2.5 Title to Company Shares. The Seller is the record owner and beneficial owner of all of the issued and outstanding Company Shares. On the Closing Date, the Seller will transfer to the Purchaser (in accordance with Section 1.3 hereof) good and marketable title to the Acquired Shares free and clear of all Encumbrances. Except for the issued and outstanding Company Shares, the Seller does not own or have direct or indirect interest in any other Share Capital of any Group Company or is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the acquisition or disposition of any Share Capital of any Group Company

(other than this Agreement). The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Share Capital of any Group Company.

2.6 Litigation. There are no actions, suits, claims, proceedings, orders or investigations (including, without limitation, any condemnation, expropriation or similar proceedings) (collectively, “Legal Proceedings”) pending or threatened against or affecting the Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could adversely affect the performance of the Seller under this Agreement, the other agreements contemplated hereby to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby.

2.7 Compliance with Laws.

2.7.1                                     The Seller has not violated any law, ordinance, code, rule or any governmental regulation or requirements relating to the operation of any Group Company’s business or otherwise relating to the Company Shares (including applicable laws of the United States such as the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq (the “FCPA”)), and the Seller has not received any notice of, and no claims have been filed, against the Seller alleging any such violation. The Seller has completed all necessary filings or registrations, obtained all necessary approvals, or complied with any rules or regulations of the State Administration of Foreign Exchange (“SAFE”) and paid all Taxes required to be paid by the Seller and the Seller has not received any notice of, and no claims have been filed, against the Seller alleging any such violation or failure to pay.

2.7.2                                     The Seller has not taken any act that will cause the Purchaser (or its Affiliates, including after the Closing, the Company) to violate the FCPA or any applicable anti-corruption law. Without limiting the foregoing, the Seller has not paid or authorized the payment of any money (or other property) or corporate fraud, or offered, given a promise to give, or authorized the giving of anything of value, to any government official or agent in any country, state, province, city, region or otherwise, to any political party or official thereof or to any candidate for political office for any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, or for the purpose, or with the effect, of (i) (A) influencing any act or decision of such government official, political party, party official, or candidate in his or its official capacity, (B) inducing such governmental official or agent, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate, or (C) securing any improper advantage, or (ii) inducing such government official or agent, political party, party official, or candidate to use his or its influence with any governmental authority to affect or influence any act or decision of such Governmental Authority, in order to assist such Person in obtaining or retaining business for or with, or directing business to the Seller, the Group Companies or their respective Affiliates.

2.7.3                                     The Seller is not currently a government official, officer, agent or employee of a non-U.S. government or government-owned enterprise (wholly or partially owned) or any agency, department or instrumentality thereof or political party or public international organization or a candidate for non-U.S. government or political office or is an agent, officer, or employee of any entity owned by a non-U.S. government (“Non-U.S. Official”).

2.7.4                                     Prior to and until the Closing Date, the Acquired Shares were held by the Seller for its own account, not as a nominee or agent.

2.7.5                                     The Seller has not, whether on its behalf or on behalf of any Group Company, at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments.

2.8 Acquisition Proposals. The Seller is not a party to or bound by any agreement with respect to any Acquisition Proposal (other than this Agreement) and the Seller has not terminated all discussions with any third party (other than the Purchaser), if any, regarding any Acquisition Proposal.

2.9 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any of the other agreements contemplated hereby based on any arrangement or agreement to which the Seller is a party or to which the Seller is subject. The Seller shall pay, and hold the Company and the Purchaser harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

2.10                                Maintenance of Relationships. The Seller, whether on its behalf or otherwise, has not taken any action which was designed or intended or could reasonably have been expected to have the effect of discouraging any distributors, customers, suppliers, vendors, service providers, lessors, licensors, employees or other business associates from maintaining the same business relationships with any Group Company after the Restructuring or after the Closing as were maintained with any relevant Seller Group Company in connection with the Third-party Platform Business prior to the Restructuring.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER GROUP COMPANIES

As a material inducement to the Purchaser to enter into this Agreement and to acquire the Acquired Shares from the Seller in accordance with the terms hereof, except as set forth in the Company Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

3.1 Organization and Corporate Power.

3.1.1                                     Section 3.1.1 of the Company Disclosure Schedule contains (i) a complete and accurate list of each Person in which any Group Company owns or holds the right to acquire any Share Capital, and (ii) a complete and accurate list for each Group Company of its name, its jurisdiction of incorporation or organization and its capitalization (including the identity of each shareholder or equity holder and the number of shares or other equity interests held by each such shareholder or equity holder).

3.1.2                                     The Company is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each Group Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation set forth on Section 3.1.1 of the Company Disclosure Schedule. Each Group Company has full corporate power and authority to conduct its businesses as it is now being conducted, to own or use its properties and assets that each purports to own or use and to perform its obligations under the contracts to which each is a party. Each Group Company is duly qualified to do business as an organization, and is in good standing, under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.1.3                                     The Seller (or the Company on its behalf) has delivered to the Purchaser correct and complete copies of the certificates of incorporation, the memorandum and articles of association (or analogous governing documents), business licenses, certificates of approval (as applicable) of each Group Company, which documents reflect all amendments made thereto at any time before the date hereof. Such documents are in full force and effect and will remain in full force and effect following the transactions contemplated by this Agreement, except as amended by the Restated Articles. Correct and complete copies of the minute books containing the records of meetings of the shareholders and boards of directors (or analogous parties), the share certificate books and the share record books (or equivalent documents) of each Group Company have been furnished to the Purchaser. No Group Company is in default under or in violation of any provision of its memorandum or articles of association (or analogous governing documents) in any material respect.

3.2 Share Capital and Related Matters.

3.2.1                                     Section 3.2.1 of the Company Disclosure Schedule sets forth the authorized Share Capital of each Group Company, the name of each Person holding any such Share Capital (including any options, warrants or other rights to purchase any equity securities or Share Capital) and any securities convertible or exchangeable into any equity securities or Share Capital of any Group Company and the amount and type of such securities held by such Persons as of the date hereof. The capitalization tables included in Exhibit F hereof set forth the issued and outstanding Share Capital of the Company and the number of shares held by and the shareholding percentage of each shareholder of the Company immediately before and after the Closing. Immediately after the Closing, the Acquired Shares will be held beneficially and of record by the Purchaser free and clear of all Encumbrances. No Group Company has outstanding any shares or securities convertible or exchangeable for any Share Capital or other ownership interest or containing any profit participation features, nor does any Group Company have outstanding any rights or options to subscribe for or to purchase its Share Capital or other ownership interest or any shares or securities convertible into or exchangeable for its Share Capital or other ownership interest or any share appreciation rights or phantom share plans. No Group Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Share Capital or other ownership interest or any warrants, options or other rights to acquire its Share Capital.

3.2.2                                     There are no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale of any Acquired Shares hereunder. The Company has not violated any applicable securities or other laws in connection with the offer, sale or issuance of any of its Share Capital, and the offer and sale of the Acquired Shares hereunder does not require any registration or any other filing under any applicable securities or other laws. There are no agreements between the shareholders of the Company with respect to the voting or transfer of the Company’s Share Capital or with respect to any other aspect of the Company’s affairs.

3.2.3                                     Neither any Group Company nor any Affiliate, representative, officer, employee, director or agent of any Group Company is a party to or is bound by any agreement (other than this Agreement) with respect to any Acquisition Proposal.

3.2.4                                     No Person who holds any Share Capital (including options, warrants, convertible securities or otherwise) in the Seller has or shall have the right, and neither the Purchaser, any Group Company, nor the Seller has or shall have the obligation, to convert or otherwise transfer such Share Capital in the Seller into Share Capital of any Group Company or Affiliates (including, after the Closing, the Purchaser) as a result of the transactions contemplated by this Agreement.

3.2.5                                     All Share Capital (whether registered or otherwise) of each Group Company has been fully paid in accordance with the terms of the applicable investment documents, the articles of association (or equivalent documents) of each such Group Company and applicable law (including, if applicable, PRC law), as evidenced by true and complete copies of capital verification reports or other equivalent documents certifying to such effect issued by a certified accountant and by the accounting firm employing such accountant.

3.3 Indebtedness. No Group Company has any Indebtedness.

3.4 No Breach; Authorization; Execution & Enforceability.

3.4.1                                     The execution and delivery by the Company of this Agreement and any other Transaction Documents to which it is a party, and the fulfillment of and compliance with the respective terms thereof by the Company do not and will not, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon the assets of the Company or Encumbrance upon the Company’s Share Capital (including any of the Company Shares) pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any permit, authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, (a) any law, statute, rule or regulation to which any Group Company is subject, (b) the memorandum and articles of association of the Company, or (c) any instrument, contract, lease, license, order, judgment, decree or other agreement to which any Group Company is subject.

3.4.2                                     Each Group Company possesses full power and authority to execute and deliver each Transaction Document to which it is a party and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of each such Transaction Document and to perform and consummate the transactions contemplated hereby and thereby.

3.4.3                                     Each Group Company’s execution, delivery and performance of each Transaction Document to which it is a party has been duly and validly authorized by all necessary action on the part of such Group Company and such Group Company’s stockholders. Each Transaction Document to which a Group Company is a party has been duly and validly executed and delivered by such Group Company and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of such Group Company, enforceable against such Group Company in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.5 Financial Statements.

The Seller has delivered to the Purchaser the audited combined and consolidated balance sheets and related statements of income and cash flows of the Third-party Platform Business and the Self-owned Brands Business of the Seller, for the fiscal years ended December 31, 2012 and 2013, including in each case the notes thereto (the “Financial Statements”) along with the audit report thereon of Deloitte. Each of the Financial Statements is accurate and complete in all material respects, is consistent with the books and records of the Seller (which, in turn, are accurate and complete in all material respects), has been prepared in accordance with US GAAP consistently applied throughout the periods covered thereby and presents fairly the financial condition, results of operations, shareholders’ equity and cash flows of the Third-party Platform Business and the Self-owned Brands Business of the Seller, as of the dates and for the periods referred to therein in accordance with US GAAP. Each Seller Group Company maintains and, for all periods covered by the Financial Statements, has maintained (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of such Seller Group Company and (ii) a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with PRC GAAP.

3.6 Absence of Undisclosed Liabilities.

In connection with the Third-party Platform Business, each Group Company has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof (including any oral agreements), other than: (i) liabilities incurred in the Ordinary Course, and (ii) liabilities set forth in the Financial Statements.

3.7 Products and Services Warranty.

All products and services licensed, sold or delivered by the Group Companies, or by the Retained Seller Group Companies in connection with the Third-party Platform Business, have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Seller Group Company has any liability (or has received written notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for replacement thereof or other damages in connection therewith, other than replacements or damages in the Ordinary Course. No products licensed, sold or delivered and no services rendered by any Group Company, or by the Retained Seller Group Companies in connection with the Third-party Platform Business, are subject to any guarantee, warranty or other indemnity beyond the applicable industry standard terms and conditions of such sale or service.

3.8 No Material Adverse Effect.

Since the Latest Balance Sheet Date, there has occurred no fact, event or circumstance which has had, or could reasonably be expected to have, a Material Adverse Effect, and each of the Group Companies has conducted its business only in the Ordinary Course.

3.9 Absence of Certain Developments.

3.9.1                                     Except as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, no Group Company has:

(a) issued or otherwise sold any notes, bonds or other debt securities or any Share Capital or other equity securities or any securities convertible, exchangeable or exercisable into any Share Capital or other equity securities;

(b) borrowed any amount or incurred or become subject to any Indebtedness or other liabilities, except current liabilities incurred in the Ordinary Course and liabilities under contracts entered into in the Ordinary Course;

(c) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the Ordinary Course;

(d) declared, set aside or made any dividend, payment or distribution of Cash or other property to any of the holders of its Share Capital with respect to such share or purchased, redeemed or otherwise acquired, directly or indirectly, any Share Capital or any outstanding rights or securities exercisable or exchangeable for or convertible into its Share Capital or other equity securities (including, without limitation, any warrants, options or other rights to acquire its Share Capital);

(e) mortgaged or pledged any of its properties or assets or subjected them to any Encumbrances;

(f) sold, assigned, leased, licensed or transferred any of its tangible assets, except in the Ordinary Course, or canceled any debts or claims;

(g) sold, assigned, leased, licensed, transferred or otherwise encumbered any Intellectual Property Rights or other intangible assets (other than in the Ordinary Course), or disclosed any material proprietary confidential information to any Person, or abandoned or permitted to lapse any Intellectual Property Rights or other intangible asset;

(h) delayed or postponed the payment, or modified the payment terms, of any accounts or commissions payable or any other liability or obligations or agreed or negotiated with any party to extend the payment date of any accounts or commissions payable or accelerated the collection of any notes, accounts or commissions receivable other than in the Ordinary Course;

(i) made capital expenditures in an amount materially less than the budgeted amount of capital expenditures for such period or made capital expenditures or commitments for capital expenditures that aggregate in excess of $100,000;

(j) made any charitable contributions or pledges;

(k) suffered any damage, destruction or loss or waived any rights of material value, whether or not in the Ordinary Course, exceeding in the aggregate $250,000 (whether or not covered by insurance);

(l) made any loans or lending to, Investment in, or guarantees for the benefit of, any Person or taken steps to incorporate any Subsidiary;

(m) made any change in any method of accounting or accounting policies, other than those required by US GAAP or PRC GAAP and disclosed in writing to the Purchaser;

(n) except as contemplated under the Restructuring Contracts and the Restructuring Schedule, entered into any employment (written or oral) or changed the employment terms for any director, officer or senior manager or made or granted any bonus (including any one-time bonus) or any wage, salary or compensation increase to any director, officer or senior manager, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan, incentive arrangement or other benefit covering any of the employees of any Seller Group Company or adopted any new employee benefit plan, incentive arrangement or other benefit covering any of the employees of any Seller Group Company;

(o) entered into any contract, agreement or arrangement (i) outside of the Ordinary Course or (ii) prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business (including, without limitation, any contract, agreement or arrangement containing any exclusivity, noncompetition, most favored pricing or bartering terms to which any Seller Group Company is subject);

(p) amended its memorandum and articles of association or other organizational documents;

(q) made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any agreement with any taxing authority, settled any Tax claim or assessment relating to any Group Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Group Company for any period ending after the Closing Date or decreasing any Tax attribute of any Group Company existing on the Closing Date;

(r) (i) entered into any transaction other than the transactions contemplated under the Transaction Documents or in the Ordinary Course, or (ii) materially changed any business practice;

(s) suffered any material adverse change in its business, customers or customer relations, suppliers or supplier relations;

(t) organized any new Subsidiary or branch, or acquired any Share Capital, shares or equity interests in the business, of any other company;

(u) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or

(v) agreed, resolved or otherwise committed, whether orally or in writing, to do any of the foregoing.

3.9.2                                     Except as expressly contemplated by this Agreement, since the Latest Balance Sheet Date, in connection with the Third-party Platform Business, no Retained Seller Group Company has:

(a) mortgaged or pledged any of its properties or assets or subjected them to any Encumbrances;

(b) sold, assigned, leased, licensed or transferred any of its tangible assets, except in the Ordinary Course, or canceled any debts or claims exceeding $100,000;

(c) sold, assigned, leased, licensed, transferred or otherwise encumbered any Intellectual Property Rights or other intangible assets (other than in the Ordinary Course), or disclosed any material proprietary confidential information to any Person, or abandoned or permitted to lapse any Intellectual Property Rights or other intangible asset;

(d) made any charitable contributions or pledges;

(e) made any loans or lending to, Investment in, or guarantees for the benefit of, any Person or taken steps to incorporate any Subsidiary;

(f) made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any agreement with any taxing authority, settled any Tax claim or assessment relating to any Retained Seller Group Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Retained Seller Group Company, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Retained Seller Group Company for any period ending after the Closing Date or decreasing any Tax attribute of any Retained Seller Group Company existing on the Closing Date;

(g) (i) entered into any transaction other than the transactions contemplated under the Transaction Documents or in the Ordinary Course, or (ii) materially changed any business practice;

(h) suffered any material adverse change in its business, customers or customer relations, suppliers or supplier relations;

(i) organized any new Subsidiary or branch, or acquired any Share Capital, shares or equity interests in the business, of any other company;

(j) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or

(k) agreed, resolved or otherwise committed, whether orally or in writing, to do any of the foregoing.

3.10                                Assets.

3.10.1                              Each Group Company has good and marketable title to the Acquired Assets and has good and marketable title, or a valid leasehold interest in, or a valid license to use, all other properties and assets, tangible or intangible, used by any Group Company (such other properties and assets and the Acquired Assets, collectively, the “Transferred Assets”), in each case free and clear of all Encumbrances, except for inventory disposed of in the Ordinary Course since the Latest Balance Sheet Date and except for Permitted Liens.

3.10.2                              All of the equipment and other tangible assets (whether owned or leased) of any Group Company are in good condition and are fit for use in the Ordinary Course. As of the Closing, each Group Company shall own, or have a valid leasehold interest in, or a valid license to use, all the assets and rights necessary for the conduct of the Company’s and each Group Company’s respective businesses as presently conducted. All items included in the transferred to the inventories on hand of the Group Companies including those that have been Group Companies under the Restructuring (collectively, the “Inventories”) consist of a quality and quantity saleable in the Ordinary Course of the Seller Group Companies to the extent in connection with the Third-party Platform Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements. Inventories now on hands that were purchased after the Latest Balance Sheet Date were purchased in the Ordinary Course at a cost not exceeding market prices prevailing at the time of purchase. The Transferred Assets constitute all of the assets owned or used by the Company or any Group Company in its respective businesses and will enable such Group Company to continue to operate their respective businesses after the Closing in the same manner as operated by the Seller Group Companies in connection with the Third-party Platform Business prior to the Restructuring.

3.11                                Real Property.

3.11.1                              Leased Properties. Section 3.11.1 of the Company Disclosure Schedule sets forth a list of all of the leases, licenses and subleases of real property to which any Group Company is a party to or bound by (each a “Lease” and, collectively, the “Leases”) and each leased, licensed and subleased parcel of real property in which any Group Company has a leasehold or subleasehold interest (the “Leased Real Property”). Each Group Company holds a valid and existing leasehold or subleasehold interest under each of the Leases. With respect to each Lease listed on Section 3.11.1 of the Company Disclosure Schedule: (a) there are no disputes, oral agreements or forbearance programs in effect as to such Lease and no Group Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Lease; (b) the Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be so on substantially identical terms immediately following the Closing; (c) neither any Group Company nor any other party to any Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification or acceleration under the Lease or sublease; (d) such Lease has not been amended or modified in any respect; (e) neither any Group Company nor the Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold, license agreement or subleasehold; (f) all buildings, improvements and other property leased, licensed or subleased thereunder are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewer, and access to public roads); (g) if required by applicable law or regulation, all of Leases required to be set forth on Section 3.11.1 of the Company Disclosure Schedule have been registered with the competent lease registration authority in the jurisdiction in which such Leases are entered into in accordance with applicable laws and regulations and (h) the transactions contemplated by this Agreement will not require the consent of any landlord, licensor or sublandlord or the Seller will provide such consent prior to the Closing.

3.11.2                              Real Property Disclosure. No Group Company owns any real property, and the Leased Real Property represents all of the real property necessary to operate the business of the Group Companies as presently conducted and as presently proposed to be conducted, in each case in the Ordinary Course.

3.11.3                              Current Use. There is no known violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any Leased Real Property that affects such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Leased Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a significant adverse effect on the operation of the business of any Group Company. No current use by any Group Company of any Leased Real Property is dependent on a nonconforming use or other approval from a governmental authority, the absence of which would limit the use of any of the properties or assets in the operation of any Group Company’s business.

3.11.4                              Condition and Operation of Improvements. To the knowledge of the Seller, all buildings and all components of all buildings, structures and other improvements included within the Leased Real Property (the “Improvements”) are in good condition and repair and are adequate to operate such facilities as currently used. All utilities and other similar systems serving the Leased Real Property are installed and operating and are sufficient to enable the Leased Real Property to continue to be used and operated in the manner currently being used and operated.

3.12                        Tax Matters.

3.12.1                              Each Group Company has, and in connection with the Third-party Platform Business, each Retained Group Company has, filed or caused to be filed on a timely basis all Tax Returns required to be filed by or with respect to such Seller Group Company (in the case of any Retained Seller Group Company, only to the extent related to the Third-party Platform Business, and all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all material respects. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by law. All records relating to such Tax Returns or to the preparation thereof required by applicable laws to be maintained by each Seller Group Company have been duly maintained. All Taxes due and payable by any Seller Group Company (in the case of any Retained Seller Group Company, only to the extent related to the Third-party Platform Business) have been timely paid in full (whether or not such Taxes are shown or required to be shown on a Tax Return) and each Seller Group Company has duly and timely withheld and fully paid over to the appropriate taxing authority all Taxes which it was required to withhold in connection with any amounts paid or owed to any employee, independent contractor, shareholder, creditor or other third party (in the case of any Retained Seller Group Company, only to the extent related to the Third-party Platform Business). No Group Company, and to the extent related to the Third-party Platform Business, no Retained Seller Group Company, is currently the beneficiary of any extension of time within which to file any Tax Return. In connection with the Third-party Platform Business, no claim has ever been made by an authority in a jurisdiction where any Seller Group Company does not file Tax Returns that any Seller Group Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) in connection with the Third-party Platform Business upon any of the assets of any Seller Group Company.

3.12.2                              No PRC (including any subdivision, municipality, province or locality of the PRC), U.S. federal, state, local, or other non-U.S. Tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to any Group Company, or, in connection with the Third-party Platform Business, any Retained Seller Group Company. No Seller Group Company has received from any PRC (including any subdivision, municipality, province or locality of the PRC), U.S. federal, state, local, or non-U.S. taxation authority (including jurisdictions where the Seller Group Companies have not filed Tax Returns in connection with the Third-party Platform Business) any (i) written notice indicating an intent to open an audit or other review or Proceeding, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against any Seller Group Company in connection with the Third-party Platform Business.

3.12.3                              No Group Company, and in connection with the Third-party Platform Business, no Retained Seller Group Company, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.12.4                              No Seller Group Company is a party to or bound by any Tax allocation or sharing agreement. No Group Company (i) has been a member of an Affiliated Group filing a consolidated Tax Return, or (ii) has any liability for the Taxes of any Person (other than any Group Company) as a result of any Group Company being part of or owned by, or ceasing to be party of or owned by, any affiliated, combined, consolidated, unitary or other similar group prior to the Closing, as a transferee or successor, by contract or otherwise.

3.12.5                              The unpaid Taxes of any Seller Group Company (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company in filing its Tax Returns. Since the Latest Balance Sheet Date, no Group Company has, and in connection with the Third-party Platform Business, no Retained Seller Group Company has, incurred any liability for Taxes arising from any transactions outside of the Ordinary Course.

3.12.6                              No Group Company, and in connection with the Third-party Platform Business, no Retained Seller Group Company, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) agreement with any taxing authority executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

3.12.7                              No Group Company, and in connection with the Third-party Platform Business, no Retained Seller Group Company, is resident for Tax purposes or has a branch, permanent establishment, agency of other taxable presence in any jurisdiction other than its jurisdiction of organization.

3.12.8                              The prices and terms for the provision of any property or services undertaken by the Group Companies, or by the Retained Seller Group Company in connection with the Third-party Platform Business, are arm’s length for purposes of the relevant transfer pricing laws, and all related material documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

3.12.9  Each Group Company, and in connection with the Third-party Platform Business, each Retained Seller Group Company, has complied with all statutory provisions, rules, regulations, orders and directions in respect of any value added or similar Tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any interest, forfeiture, surcharge or penalty and is not a member of a group or consolidation with any other company for the purposes of value added Taxation.

3.12.10 No Group Company, and in connection with the Third-party Platform Business, no Retained Seller Group Company, has granted any power of attorney with respect to any matters related to Taxes that is currently in force.

3.12.11 Section 3.12.11 of the Company Disclosure Schedule contains details of any concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with any taxation authority relating to the Group Companies and, in connection with the Third-party Platform Business, the Retained Seller Group Companies.

3.12.12 All Tax credits (including without limitation Tax refunds and rebates) and Tax holidays enjoyed by any Seller Group Companies in connection with the Third-party Platform Business established under the laws of the PRC under applicable laws since its establishment have been in compliance with all applicable laws and is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable laws published by relevant Governmental Authority. Neither the Seller nor any Seller Group Company has received any notice in relation to or is aware of any event that may result in repeal, cancellation, revocation, or return of any such Tax credits or Tax holidays.

3.12.13 No Group Company, and in connection with the Third-party Platform Business, no Retained Seller Group Company, has been a party to or otherwise knowingly involved in any transaction or series of transactions which, or any part of which, is intended to avoid, or unlawfully reduce or delay any Tax, including but not limited to using or presenting any invalid, untrue or false invoices or receipts to claim for deduction of business expenses for Tax purposes.

3.12.14 The Purchaser and its Affiliates will not be required to include in taxable income under Code Section 951 for any taxable period (or portion thereof) ending after the Closing Date a material amount of income arising from transactions or events occurring in a taxable period (or portion thereof) ending on or prior to the Closing Date.

3.12.15 Section 3.12.15 of the Company Disclosure Schedule correctly sets forth each entity classification election that has been made pursuant to Section 301.7701-3 of the U.S. Treasury Regulations with respect to the Seller Group Companies in connection with the Third-party Platform Business, and with respect to each such election, the effective date thereof, the classification elected pursuant thereto, and whether such election was effective on such entity’s date of formation.

3.12.16 The Company (i) is classified as a corporation for U.S. federal income Tax purposes, (ii) has been so classified since the date of its inception, and (iii) has not taken any actions or filed any elections inconsistent with such classification.

3.12.17 No Group Company is or ever has been a “passive foreign investment company” within the meaning of Code Section 1297(a) or a “controlled foreign corporation” within the meaning of Code Section 957(a). No Group Company holds, or at any time has held, a “United States real property interest” within the meaning of Code Section 897(c)(1). No Group Company has, or at any time has had, an investment in “United States property” within the meaning of Code Section 956(b). No Group Company is, or any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Code Section 864(b), 882(a) or 887(b).

3.13                        Contracts and Commitments.

3.13.1                              Except as expressly contemplated by this Agreement, no Group Company, and in connection with the Third-party Platform Business no Retained Seller Group Company, is a party to or bound by any of the following written or oral Contracts (the “Material Contracts”) other than the Material Contracts and Restructuring Contracts listed in Section 3.13.1 of the Company Disclosure Schedule:

(a) any Contract involving payment obligations (contingent or otherwise) in excess of, RMB1 million individually or in the aggregate per annum;

(b) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Share Capital;

(c) any Contract requiring the consent of any party thereto upon a change in control of any Seller Group Company, containing any provision which could result in a modification of any rights or obligations of any party thereunder upon a change in control of any Seller Group Company or which would provide any party any remedy (including rescission or liquidated damages) in the event of a change in control of any Seller Group Company;

(d) any Contract involving the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a material business with a contract value in excess of RMB1 million;

(e) any Contract involving the waiver, compromise, or settlement of any material Legal Proceeding;

(f) any Contract involving the ownership or lease of, title to, use of, or any leasehold or other interest in, any personal property with a contract value in excess of RMB500,000 or any real property;

(g) any employment Contract (other than employment Contracts for at-will employment relationships that by their terms do not require such Seller Group Company to make any severance payments except as required by PRC law); in each case that provides for the payment of any cash or other compensation in excess of $50,000 annually;

(h) any Contract under which such Seller Group Company is obligated or will become obligated to make any severance payment or bonus compensation payment by reason of this Agreement or the consummation of the transactions contemplated hereunder;

(i) any Contract under which such Seller Group Company has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds other than any disbursement in the Ordinary Course;

(j) any Contract for Indebtedness or the mortgaging, pledging or otherwise placing of a Lien on any asset or group of assets of the Seller Group Company or any material letter of credit arrangements;

(k) any Contract for the license of any Intellectual Property Rights of the Seller Group Company other than in the Ordinary Course;

(l) any Contract pursuant to which such Seller Group Company has granted a power of attorney, agency or similar authority to a third party other than in the Ordinary Course;

(m) any Contract prohibiting such Seller Group Company from freely engaging in any business or competing anywhere in the world;

(n) any Contract involving the establishment, contribution to, or operation of a partnership, joint venture, franchise or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person;

(o) any Contract with a Governmental Entity;

(p) Contract involving any Affiliate Transactions; or

(q) Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its Share Capital, partnership interests or membership interests.

3.13.2                              Section 3.13.1 of the Company Disclosure Schedule contains a true and complete list of all the Material Contracts and Restructuring Contracts. All of the Material Contracts and Restructuring Contracts set forth on Section 3.13.1 of the Company Disclosure Schedule are valid, binding and enforceable in accordance with their respective terms and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Each Group Company, and in connection with the Third-party Platform Business, each Retained Seller Group Company, has performed all obligations required to be performed by it under such Contracts and is not in material default under or in material breach of, nor in receipt of any claim of default or breach under, any Contract to which such Seller Group Company is subject; no event has occurred which it is foreseeable with the passage of time or the giving of notice or both could result in a default, breach or event of noncompliance by any Seller Group Company under any contract, agreement or instrument to which any Seller Group Company is subject in connection with the Third-party Platform Business; no Seller Group Company has a present expectation or intention of not fully performing all such obligations on a timely basis; the Seller has no knowledge of any breach or anticipated breach by the other parties to any contract, agreement, instrument or commitment to which any Seller Group Company is a party in connection with the Third-party Platform Business; and no Seller Group Company is a party to any contract or commitment in connection with the Third-party Platform Business that might reasonably be expected to have a Material Adverse Effect.

3.13.3                              The Purchaser has been supplied with a true and correct copy of each of the written Material Contracts and Restructuring Contracts, in each case that are referred to on Section 3.13.1 of the Company Disclosure Schedule.

3.14                                Intellectual Property Rights and IT Infrastructure.

3.14.1                              Section 3.14.1 of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned by the Seller Group Companies in connection with the Third-party Platform Business: (i) patented or registered Intellectual Property Rights, (ii) pending patent applications and applications for registration of other Intellectual Property Rights, (iii) computer software material to the conduct of the business of the Seller Group Companies (other than licenses for commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $150,000), (iv) trade names and Internet domain names, and (v) material unregistered trademarks and service marks.

3.14.2                              The Group Companies own all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable license set forth on Section 3.14.1 of the

Company Disclosure Schedule, free and clear of all Liens, all Intellectual Property Rights used in or held for use or necessary to operate the Third-party Platform Business of the Seller Group Companies as conducted prior to the Restructuring and as currently proposed to be conducted by the Group Companies after the Closing. The registered Company Intellectual Property Rights owned by the Group Companies are valid, enforceable and subsisting and the registered Company Intellectual Property Rights contemplated to be transferred to the Group Companies under the Restructuring will be valid, enforceable and subsisting after the completion of the transfer thereof, and no loss, other than by expiration of patents at the end of their respective statutory terms, of any of the Company Intellectual Property Rights is threatened or pending. All of the licenses set forth on Section 3.14.1 of the Company Disclosure Schedule are in full force and effect and no default exists on the part of any Group Company or, to the knowledge of the Seller, on the part of any other parties thereto. All commercially reasonable, customary or necessary action, including the payment of all fees and taxes (to the extent applicable), have been taken to maintain and protect the Intellectual Property Rights.

3.14.3                              (i) There are no claims against any Group Company, or in connection with the Third-party Platform Business, against any Retained Seller Group Company, that were either made within the past five years or are presently pending contesting the validity, use, enforceability, ownership or registrability of any of the Company Intellectual Property Rights owned by any Seller Group Company, and to the knowledge of the Seller, there is no reasonable basis for any such claim, (ii) no Group Company, and in connection with the Third-party Platform Business, no Retained Seller Group Company, has infringed, misappropriated or otherwise conflicted with, and the operation of the business of any Group Company, and in connection with the Third-party Platform Business, any Retained Seller Group Company, as currently conducted, does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any other Persons and the Seller has no knowledge of any facts or circumstances that indicate a likelihood of the foregoing, except to the extent Losses arising from any such infringement, misappropriation or conflicts is indemnified by Section 5.2.1(f), (iii) neither Seller Group Company nor the Seller has received any notices (including cease-and-desist letters or offers to license) alleging infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of any other Person, and (iv) to the knowledge of the Seller, no other Person is infringing, misappropriating or otherwise conflicting with any of the Company Intellectual Property Rights. The transactions contemplated by this Agreement will not impair the right, title or interest of any Seller Group Company in and to the Company Intellectual Property Rights and the Company Systems in connection with the Third-party Platform Business, and all of the Company Intellectual Property Rights and the Company Systems will be owned or available for use by the Seller Group Companies in connection with the Third-party Platform Business immediately after the Closing on terms and conditions identical to those under which the Seller Group Companies owned or used the Company Intellectual Property Rights and the Company Systems immediately prior to the Closing. To the knowledge of the Seller, no current or former employee, consultant, director or officer of any Seller Group Company in connection with the Third-party Platform Business has disclosed to any Third Party or otherwise used any confidential information of such Seller Group Company except in the course of their employment or engagement with such Seller Group Company and at the direction of such Seller Group Company.

3.14.4                              The Group Companies own all right, title and interest in and to the Intellectual Property Rights authored, developed or otherwise created in connection with the Third-party Platform Business by each current and former employee, consultant and officer of the Seller Group Companies in connection with their employment with the Seller Group Companies, without any restrictions or obligations owed to such employee, consultant or officer with respect to such Seller Group Company’s use or ownership of such Intellectual Property Rights. Without limiting the generality of the foregoing sentence, all author’s and moral rights in any such Intellectual Property Rights have been waived.

3.14.5                              The company systems, including the software, firmware, hardware (whether for general or special purpose), networks and interfaces owned, leased or licensed by the Group Companies in the conduct of their respective businesses (collectively, the “Company Systems”) are sufficient for the needs of the business of the Group Companies as currently operated. (i) No source code for any proprietary software of any Seller Group Company included in the Company Intellectual Property Rights in connection with the Third-party Platform Business (the “Company Software”) has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Seller Group Company, (ii) no Seller Group Company has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Seller Group Company, and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could, individually or in the aggregate, reasonably be expected to result in the delivery, license, or disclosure of the source code for any Company Software to any Person who is not, as of the date of this Agreement, an employee of a Seller Group Company.

3.14.6                              The Seller Group Companies are in compliance with (i) all applicable data protection or privacy laws governing the collection or use of personal information and (ii) any privacy policies or related policies, programs or other notices that concern any Seller Group Company’s collection or use of personal information in all material respects, in each case in connection with the Third-party Platform Business.

3.15                                Government Licenses and Permits.

Section 3.15 of the Company Disclosure Schedule contains a complete listing of all permits, licenses, franchises, certificates (not including good standing certificates), approvals, registrations, accreditations and other authorizations of domestic and foreign governments or agencies or other similar rights owned, possessed or used by the Group Companies and the ownership of their properties in connection with the Third-party Platform Business (collectively, the “Licenses”) and such Licenses are in full force and effect and contain no materially burdensome restrictions or conditions and will remain in full force and effect without such restrictions or conditions following the consummation of the transactions contemplated by this Agreement. The Licenses constitute all permits, licenses, franchises, certificates, approvals, registrations, accreditations and other authorizations necessary for the conduct of the Third-party Platform Business of the Group Companies. To the knowledge of the Seller, no regulatory body is considering modifying, suspending or revoking any of the Licenses. Each Group Company is in compliance with the terms and conditions of the Licenses in all material respects and has received no notices that it is in violation of any of the terms or conditions of such Licenses or alleging the failure to hold or obtain any permit, license, franchise, certificate, approval or authorization. Each Group Company has taken all necessary action to maintain valid such Licenses. No loss, termination, expiration or revocation of any License is pending or to the knowledge of the Seller, threatened, other than expiration in accordance with the terms thereof and all of such Licenses shall be owned or available for use by the Group Companies on substantially identical terms immediately following the Closing.

3.16                                Litigation, etc.

With respect to each Group Company, or with respect to each Retained Seller Group Company to the extent related to the Third-party Platform Business: there are no Legal Proceedings pending or threatened against or affecting such Seller Group Company or any assets of such Seller Group Company (or pending or threatened against or affecting any of the officers, directors, members, partners, managers or employees of such Seller Group Company with respect to his, her or its business or proposed business activities), or pending or to the knowledge of the Seller, threatened by such Seller Group Company against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); no Seller Group Company is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and there is no basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any employee of any Seller Group Company, the Seller Group Companies’ use in connection with their respective businesses of any information or techniques allegedly proprietary to any such employee’s former employers or such employee’s obligations under any agreements with former employers. The Group Companies are fully insured with respect to each of the matters set forth on Section 3.16 of the Company Disclosure Schedule. No Group Company or its assets are subject to any judgment, order or decree of any court or other governmental agency, and neither any Group Company nor the Seller has received any opinion or memorandum or legal advice from legal counsel to the effect that the any Group Company is exposed, from a legal standpoint, to any liability which may be material to any business of such Group Company.

3.17                                Brokerage.

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Group Companies.

3.18                                Insurance.

Section 3.18 of the Company Disclosure Schedule contains a description of all insurance policies maintained by any Seller Group Company with respect to its properties, assets or business (including the name of the insurer, the policy number, and the period, amount and scope of coverage) in connection with the Third-party Platform Business. Each such insurance policy (i) is legal, valid, binding and enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement. No Seller Group Company is in default with respect to its obligations under any insurance policy maintained by it in connection with the Third-party Platform Business and has not been denied insurance coverage. Section 3.18 of the Company Disclosure Schedule also sets forth a list of all claims, if any, made by any Seller Group Company in connection with the Third-party Platform Business during the past three years against an insurer in respect of coverage under an insurance policy and there have been neither denials of claims nor reservation of rights letters with regard to such claims. No Seller Group Company has any self-insurance or co-insurance programs in connection with the Third-party Platform Business, and the reserves set forth in the Financial Statements are adequate to cover all of the Seller Group Companies’ anticipated liabilities with respect to any such self-insurance or co-insurance programs in connection with the Third-party Platform Business.

3.19                                Employees.

3.19.1                              The restructuring schedule delivered by or on behalf of the Seller to the Purchaser prior to the date hereof (the “Restructuring Schedule”) sets forth true, complete and correct lists of all directors, employees and contractors to be employed by any Group Company following the Restructuring (the “Transferred Employees”), including, with respect to each Transferred Employee, the name of the department and the position prior to the Restructuring, the start date of employment by any Seller Group Company, and current annual rate of compensation (including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation).

3.19.2                              The Seller has delivered to the Purchaser as part of the Restructuring Schedule a true and complete list of each Transferred Employee that holds any Seller Option issued and outstanding as of the date hereof, the date of grant, number of Seller Shares to acquire thereunder, exercise price per share, vesting schedule and expiration date of such Seller Option.

3.19.3                              To the knowledge of the Seller, neither any executive nor any key employee of any Group Company or any group of employees of any Group Company has any plans to terminate his or her employment with such Group Company.

3.19.4                              Each Group Company has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social welfare benefits and the payment or withholding of payroll or similar taxes for employees, or any other applicable law or regulation concerning the employees of any Group Company); no Group Company has failed to contribute or make payment to pension insurance, occupational injury insurance, medical insurance, maternity insurance, unemployment insurance, the social insurance premiums, housing funds or other statutory welfare funds for the benefit of each of its employees in full and on time as required by applicable law, and neither any Group Company nor the Seller is aware of any present or threatened, or has ever experienced any historical, labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances).

3.19.5                              Neither any Group Company nor, to the Knowledge of the Seller, any employee of any Group Company is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of any Group Company. Neither any Group Company nor the Seller has received any notice alleging that any violation of any such agreements has occurred. Section 3.19.4 of the Company Disclosure Schedule contains a correct and complete list of all key employees and consultants of the any Group Company which have executed and delivered to the Group Company any (i) agreement providing for the nondisclosure by such Person of any confidential information of such Group Company or (ii) agreement providing for the assignment or license by such Person to such Group Company of any Company Intellectual Property Rights (an “Inventions Agreement”). No current employee or consultant of any Group Company has excluded works or inventions made prior to his or her employment with such Group Company from any Inventions Agreement between such Group Company and such Person.

3.20                                Employee Benefits Matters.

3.20.1                              Section 3.20.1 of the Company Disclosure Schedule sets forth an accurate and complete list of each employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to by any Group Company (not including any Seller Options). Each such item listed on Section 3.20.1 of the Company Disclosure Schedule is referred to herein as a “Plan” and collectively as the “Plans.”

3.20.2                              There are no pending or threatened actions, suits, investigations or claims with respect to any Plan (other than routine claims for benefits) which could result in material liability to any Group Company.

3.20.3                              Each of the Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and in compliance with the applicable laws. With respect to each Plan, all required payments, premiums, contributions, distributions and reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

3.20.4                              Each Plan which is subject to health care continuation requirements has been administered in compliance with such requirements. No Plan provides medical or life or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) of any Group Company other than as required pursuant to applicable laws.

3.20.5                              With respect to each Plan, the Seller or the Company has provided the Purchaser with true, complete and correct copies of (to the extent applicable) all documents pursuant to which the Plan is maintained, funded and administered (including the Plan and trust documents, any amendments thereto, the summary Plan descriptions and any insurance contracts or service provider agreements).

3.21                                Compliance with Laws.

3.21.1                              No Seller Group Company has violated any law, ordinance, code, rule or any governmental regulations, rules, circulars, notices or requirements relating to the operation of the Third-party Platform Business, the maintenance and operation of its properties and assets in connection with the Third-party Platform Business and the payment of any dividend or other distribution in respect of any equity interest of any Group Company (including applicable laws of the United States such as the FCPA, U.S. Bank Secrecy Act, and USA PARIOT Act of 2011, and applicable laws, regulations, rules, circulars or notices of the PRC such as applicable SAFE rules and Circular [2009] No. 698 issued by the State Administration of Taxation of the PRC on December 10, 2009 (“Circular 698”), and neither any Seller Group Company nor the Seller has received any notice of, and no claims have been filed, against any Seller Group Company alleging any such violation. To the knowledge of the Seller, no Seller Group Company has, in connection with the Third-party Platform Business, sold, or facilitated the sale of, any products or goods that infringe any Person’s Intellectual Property Rights or in connection with which Tax (including custom duties) has not been paid in accordance with applicable laws. To the knowledge of the Seller, the Inventories include no products or goods that infringe any person’s Intellectual Property Rights or in connection with which Tax (including custom duties) failed to be paid in accordance with applicable laws.

3.21.2                              Neither any Seller Group Company nor any of its respective Affiliates, directors, officers, employees, or agents has taken any act that will cause the Purchaser or any of its Affiliates (including, after the Closing, the Company) to violate the FCPA or any applicable anti-corruption law in connection with the Third-party Platform Business. Without limiting the generality of the foregoing, neither any Seller Group Company nor any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money or corporate fraud, or offered, given a promise to give, or authorized the giving of anything of value, to any government official, to any political party or official thereof or to any candidate for political office for any unlawful contribution, gift, entertainment or other unlawful expenses relating to a political activity, or for the purpose of (i) (A) influencing any act or decision of such government official, political party, party official, or candidate in his or its official capacity, (B) inducing such government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such government official, political party, party official or candidate, or (C) securing any improper advantage, or (ii) inducing such government official, political party, party official, or candidate to use his or its influence with any governmental authority to affect or influence any act or decision of such Governmental Authority, in order to assist such Person in obtaining or retaining business for or with, or directing business to any Seller Group Company, in each case in connection with the Third-party Platform Business.

3.21.3                              Neither any Seller Group Company nor any of its respective Affiliates, directors, officers, employees, representatives, or agents is currently a Non-U.S. Official. Further, as of the date of execution of this Agreement, no Non-U.S. Official or any agency, department, political party, public international organization, or instrumentality thereof is associated with, or presently owns an interest, whether direct or indirect, in any Seller Group

Company or has any legal or beneficial interest in any such Person or the payments to be made by the Purchaser hereunder.

3.21.4                              Neither any Seller Group Company nor any of its respective Affiliates, directors, officers, employees, representatives, or agents nor any person acting on behalf of any of the foregoing, has made a promise to make anything of value (“Payment”) in connection with the Third-party Platform Business (i) to or for the use or benefit of any Non-U.S. Official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Non-U.S. Official; or (iii) to any other person or entity, the payment of which would violate, or implicate any of the Purchaser or its Affiliates in the violation of, the laws or regulations of the United States or any other governmental entity having jurisdiction over the activities being carried out by the Purchaser.

3.21.5                              Each Group Company has effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of applicable anti-corruption laws have been and will be prevented, detected and deterred.

3.21.6                              No Seller Group Company (nor the Seller on behalf of any Seller Group Company) has at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments in connection with the Third-party Platform Business.

3.21.7                              No part of the funds used by any Seller Group Company or its Affiliates in connection with the Third-party Platform Business have been or will be, directly or indirectly derived from, or related to, any activity that contravenes domestic or applicable international laws and regulations, including anti money laundering laws and regulations, or would cause the Purchaser or any of its Affiliates (including, after the Closing, the Company) to be in violation of any anti-money laundering or other laws in any jurisdiction, including the United States. No payment by any of the parties hereunder (whether pursuant to their indemnification obligations or otherwise) shall cause the Purchaser or any of its Affiliates (including, after the Closing, the Company) to be in violation of any anti money laundering laws and regulations of the PRC, the United States or any other relevant jurisdiction applicable to its business or operations.

3.22                                Affiliate Transactions.

3.22.1                              Except those between the members of the Group Companies, none of any employee, officer, director, the Seller or any Affiliate of the Group Companies (including the Seller), or any Person in the Family Group of any of the foregoing (each, a “Company Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with any Group Company or that pertains to the business of the Group Companies other than any employment, non-competition, confidentiality or other similar agreements between any Group Company and any Person who is an officer, director or employee of the Group Companies (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible, that is used by any Group Company in carrying out its business (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

3.22.2                              As of the Closing, except those between the members of the Group Companies, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between any Group Company, on the one hand, and a Company Affiliate on the other hand, except to the extent arising out of the post-Closing performance of an Affiliate Agreement that is in writing and is set forth on Section 3.22.2 of the Company Disclosure Schedule (and a true, complete and correct copy of which has been provided to the Purchaser). With respect to any Affiliate Agreement set forth on Section

3.22.2 of the Company Disclosure Schedule, (i) the terms and conditions of any such Affiliate Agreement are no less favorable to any Group Company than could have been obtained from an unrelated Third Party, and (ii) such Affiliate Agreement was negotiated and entered into on an arms-length, commercially reasonable basis.

3.23                                Suppliers and Customers.

Section 3.23 of the Company Disclosure Schedule accurately sets forth a list of the top ten suppliers, vendors or service providers of the Seller Group Companies in connection with the Third-party Platform Business by U.S. dollar or RMB (or other applicable currency) volume for the past twelve months ending December 31, 2013, showing the approximate total purchases from each such supplier, vendor or service provider. No material supplier, vendor or service provider of any Group Company (including, without limitation, any supplier, vendor or service provider referenced above) has given notice to the Seller or any Group Company that it intends to stop or materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, paying any commissions to such Group Company or supplying materials, products or services to such Group Company (whether as a result of the transactions contemplated by this Agreement or otherwise). No material customer of any Group Company (including, without limitation, any customer referenced above) has given the Seller or any Group Company notice that it intends to stop or materially decrease the rate of, buying services, materials or products from such Group Company (whether as a result of the transactions contemplated by this Agreement or otherwise). To the knowledge of the Seller, the consummation by each Group Company of the transactions contemplated by this Agreement will not adversely affect the relationship of the Group Companies with any of such customers and suppliers.

3.24                                Bank Accounts.

Section 3.24 of the Company Disclosure Schedule lists all bank accounts of the Group Companies.

3.25                                Product and Media Liability.

(i) The products, content and other services sold, distributed or otherwise provided by the Seller Group Companies in connection with the Third-party Platform Business have complied with and are in compliance with, in all material respects, all applicable (A) laws (including laws related to copyrights, libel, slander and defamation), (B) industry and self-regulatory organization standards, and (C) contractual commitments and all express or implied warranties; and (ii) there are not, and there have not been, any material defects or deficiencies in any such products, content or services that could reasonably be expected to result in a claim or claims against the Seller Group Companies related to the foregoing. No Seller Group Company has any liability with respect to each such matter set forth thereon and is covered by applicable insurance coverage with respect thereto.

3.26                                Privacy and Security.

3.26.1                              Without limiting the generality of Section 3.21.1, each Seller Group Company (i) has taken commercially reasonable steps to prevent the violation by any Seller Group Company of the rights of any person or entity with respect to Personally Identifiable Information provided under applicable laws, including PRC, U.S. and state laws, rules and regulations, including all rights respecting (x) privacy generally, (y) the obtaining, storing, using or transmitting of Personally Identifiable Information of any type, whether via electronic means or otherwise, and (z) spyware and adware (clauses (x)-(z), including, without limitation, as “Privacy Rights”) and (ii) complies with applicable governing industry standards and such Seller Group Company’s policy in effect as of the date hereof, in each case in connection with the Third-party Platform Business. For purposes of this Agreement, the term “Personally Identifiable Information” means data in control of any Seller Group Company that would enable such Seller

Group Company to identify or locate a particular person, including but not limited to name, address, telephone number, electronic mail address, personal identification number, social security number, bank account number or credit card number; provided, however, that data shall not be Personally Identifiable Information for purposes of this Agreement if no Seller Group Company (x) intentionally collects or intentionally receives any such data or (y) actually uses any such data to identify the identity or location of, or identify or locate, a particular person as a result of any receipt of such data.

3.26.2                              Each Seller Group Company: (i) takes commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; and (ii) does not use in connection with the provision of their products or services or intentionally collect or intentionally receive any of the following types of Personally Identifiable Information about individuals (other than personnel records for their own employees maintained in the Ordinary Course and in compliance with all applicable laws): social security numbers or credit card numbers, in each case in connection with the Third-party Platform Business.

3.27                                Disclosure.

Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared and supplied to the Purchaser by or on behalf of the Seller with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make any statement contained herein or therein not misleading. There is no fact which the Seller has not disclosed to the Purchaser in writing and of which the Seller or any Seller Group Company in connection with the Third-party Platform Business or their respective officers, directors or executive employees is aware, which has had or could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE PURCHASER

As a material inducement to the Seller to enter into this Agreement and to sell the Acquired Shares to the Purchaser in accordance with the terms hereof, the Purchaser hereby represents and warrants that:

4.1 Organization; Power and Authority.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

4.2 Authorization; No Breach.

The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party have been duly authorized by the Purchaser. This Agreement constitutes, and each of the other agreements contemplated hereby to which the Purchaser is a party, when executed and delivered in accordance with the terms thereof, will constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. The execution and delivery by the Purchaser of this Agreement does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Lien upon the Purchaser’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the organizational documents of the Purchaser, or any law, statute, rule or regulation to which the Purchaser is subject, or any agreement, instrument, order, judgment or decree to which the Purchaser is subject.

4.3 Litigation.

There are no Legal Proceedings pending or, to the best of the Purchaser’s knowledge, threatened against or affecting the Purchaser, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser’s performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

4.4 Brokerage.

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Purchaser. The Purchaser shall pay, and hold the Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

ARTICLE V

SURVIVAL; INDEMNIFICATION

5.1 Survival of Representations and Warranties.

All of the representations and warranties set forth in this Agreement or in any writing delivered by the Purchaser or the Seller in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (regardless of any investigation, inquiry or examination made by or on behalf of, or any knowledge of, or the acceptance of any certificate or opinion by or on behalf of, any Party).

5.2 Indemnification.

5.2.1                                     Indemnification Obligations of the Seller. The Seller shall indemnify the Purchaser and its Affiliates (including, after the Closing, the Company), and each of their respective officers, directors, employees, agents, representatives, successors and assigns (each an “Indemnitee”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Indemnitee as and when incurred for, all Losses which any Indemnitee may suffer, sustain or become subject to as a result of:

(a) any breach of any representation or warranty made by the Seller in Article II or Article III of this Agreement or in any related schedule or exhibit attached to this Agreement (determined in each case without giving effect to any “knowledge,” “material” or “Material Adverse Effect” qualifiers, or qualifiers of similar import, therein);

(b) any nonfulfillment or breach of any covenant, agreement or other provisions by or in respect of the Seller under this Agreement;

(c) any Acquisition Proposal made prior to the Closing Date by any Person other than the Purchaser;

(d) any PRC Taxes imposed on the Purchaser or any of its Affiliates (including, after the Closing, the Group Companies) as a result of the transactions between the Purchaser and the Seller as contemplated by this Agreement (including, as a result of failure to timely pay any Taxes in connection with any Circular 698 Return or any other required payment under any Tax Return required to be filed or otherwise paid by such Seller and its Affiliates);

(e) (1) except to the extent included in the calculation of the Actual Working Capital Shortage, all Taxes (or the non-payment thereof) of the Company and its Subsidiaries (A) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”); or (B) in respect of or attributable to transactions or events occurring, or contracts or agreements entered into, on or prior to the Closing Date, whether such Taxes arise before or after the Closing Date, (2) any successor or transferee liability or other secondary or other non-primary liability for Taxes imposed on the Purchaser or any of its Affiliates (including, after the Closing, the Group Companies), as a result of transactions or events occurring, or contracts or agreements entered into by the Seller or any Seller Group Company (including under the Restructuring) on or prior to the Closing Date, or as a result of any Group Company being part of or owned by, or ceasing to be part of or owned by, an affiliated, combined, consolidated, unitary or other similar group prior to the Closing, or (3) any Taxes imposed on the Purchaser or any of its Affiliates (including, after the Closing, the Group Companies) as a result of or in connection with the failure of the Seller to file any Tax Return or other report required by Tax law with respect thereto; and

(f) the sale of any product prior to the Closing Date by any Seller Group Company in connection with the Third-party Platform Business that infringes any Intellectual Property Right of any Person or with respect to which Tax (including custom duties) failed to be paid in accordance with applicable laws, or which violates any applicable laws as a result of Shanghai Lefeng having not, at the time of such sale, been issued any License required to conduct such sale;

provided that, (x) with respect to any claim for indemnification by the Seller except for any claim arising under Section 1.4, the Seller shall not be liable for any such claim unless the aggregate amount of Losses resulting from such claim and any other claim for indemnification brought under this agreement exceeds $500,000 (the “Threshold”), in which case the Seller shall be liable for the full amount of Losses; (y) with respect to any claim for indemnification by the Seller for a breach of any representation or warranty set forth in Article II or Article III, the Seller’s aggregate liabilities for such claims shall not exceed 100% of the Purchase Price; and (z) with respect to any claim for indemnification by the Seller for a breach of any representation or warranty set forth in Article II or Article III other than the Fundamental Representations, all the Seller’s aggregate liabilities for all such claims shall not exceed 50% of the Purchase Price (clauses (y) and (z) are referred to as the “Cap”).

5.2.2                                 Survival Date. The Seller will not be liable with respect to any claim made pursuant to Section 5.2.1 above for the breach of any representation or warranty contained in Article II and/or Article III of this Agreement unless written notice of a possible claim for indemnification with respect to such breach is given by an Indemnitee to the Seller:

(a) on or before the date which is ninety days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims arising under Section 3.12 (Tax Matters), Sections 3.14.1 through 3.14.4 (Intellectual Property Rights) or Section 3.21 (Compliance with Laws, but excluding Section 3.21.1); and

(b) on or before the date which is two years after the Closing with respect to claims arising under any other Section of Article II or Article III (such date as set forth in clause (a) or (b) of this Section 5.2.2, as applicable, with respect to each applicable Section of Article II and Article III is referred to herein as its “Survival Date”);

it being understood that, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, the Seller shall be required to indemnify the Indemnitees for all Losses that the Indemnitees may suffer with respect to such claim through the date of the claim, the end of the survival period and beyond.

5.2.3            Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Seller from and against all Losses which the Seller may suffer, sustain or become subject to as the result of (i) any breach of any representation or warranty made by the Purchaser in this Agreement or (ii) any breach of any covenant made by or in respect of the Purchaser under this Agreement. The Purchaser will not be liable with respect to any claim for breach of any representation or warranty of the Purchaser contained in this Agreement unless written notice of a possible claim with respect to such breach is given by the Seller to the Purchaser on or before the ninetieth day following the Closing Date.

5.2.4            Defense of Claims. If any Party seeks indemnification under this Section 5.2 (the “Indemnified Party”), such Party shall give written notice (an “Indemnification Notice”) to the other applicable Party (it being understood that the Purchaser need only deliver notice to the Seller) (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim.

(a) Claims Between the Purchaser and the Seller. Following the Purchaser’s or the Seller’s notice, as applicable, of any Indemnification Notice, the applicable Parties shall meet in person or via teleconference as soon as reasonably practicable following delivery of an Indemnification Notice in order to resolve or settle such claim (if it relates to a claim for money damages). If the applicable Parties are unable to resolve or settle such claim for money damages within ten Business Days (unless an extension is agreed to in writing between the Seller and the Purchaser), then the claim shall be determined as set forth in Section 13.1.

(b) Third-Party Claims. If any Legal Proceeding shall be brought or asserted by any third party (a “Third Party Proceeding”) which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 5.2, the Indemnified Party shall within thirty days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and attaching a copy of any summons, complaint or other pleading served upon the Indemnified Party; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially harmed the Indemnifying Party. The Indemnifying Party may, in its discretion and at its sole expense, elect to assume and control the defense of such Third Party Proceeding, provided that:

(i)          the Indemnifying Party must consult with the Indemnified Party with respect to the handling of such Third Party Proceeding and the Indemnifying Party must employ counsel satisfactory to the Indemnified Party;

(ii)         the Indemnifying Party must (A) furnish the Indemnified Party with evidence to the Indemnified Party’s satisfaction that the Indemnifying Party is and will be able to satisfy any such liability and (B) agree in writing to be fully responsible for all Losses relating to such claims and provide full indemnification to the Indemnified Party for all Losses relating to such claim;

(iii)        the Indemnifying Party must not settle, compromise or cease to defend any claim or action without the express written consent of the Indemnified Party, which consent may be withheld for any reason or no reason, if (A) pursuant to or as a result of such settlement, compromise or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party, (B) if settlement, compromise or cessation does not expressly and unconditionally release the Indemnified Party from all Losses with respect to such Third Party Claim, with prejudice, or (C) such settlement, compromise or cessation would involve any admission of liability, responsibility, culpability or guilt on the part of the Indemnified Party or which has any collateral estoppel effect on the Indemnified Party;

(iv)                      the Indemnifying Party shall not be entitled to assume control of any Third Party Proceeding and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the Third Party Proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks non-monetary or other injunctive or equitable relief against the Indemnified Party, (C) the claim relates to the Intellectual Property Rights of the Indemnified Party, (D) the claim involves a claim to which the Indemnified Party reasonably believes would be materially detrimental to or materially injure the Indemnified Party’s reputation or customer or supplier relations, (E) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (F) involves a claim which, upon petition by the Indemnified Party, the appropriate court, arbitration or other body determines that the Indemnifying Party failed or is failing to vigorously prosecute or defend. With respect to the actions, lawsuits, investigations, proceedings and other claims that are the subject of this Section 5.2.5(b)(iv), the Indemnifying Party shall have the right to retain its own counsel (but the expenses of such counsel shall be at the expense of the Indemnifying Party) and participate therein, and no Indemnifying Party shall be liable for any settlement of any such action, proceeding or claim without its written consent (which consent shall not be unreasonably withheld); and

(v)                         in the event any Third Party Proceeding shall be brought or asserted which, if adversely determined, would not entitle the Indemnified Party to full indemnity pursuant to this Section 5.2, by reason of the Threshold or the Cap or otherwise, the Indemnified Party may elect to participate in a joint defense of such Third Party Proceeding (a “Joint Defense Proceeding”), the Indemnifying Party shall pay for the expenses of such joint defense and the employment of counsel shall be satisfactory to the Indemnified Party.

If the Indemnifying Party is permitted to assume and control the defense of a Third Party Proceeding and elects to do so, it shall provide notice thereof to the Indemnified Party within thirty days after the Indemnified Party has given notice of the matter. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel, or (iii) the Legal Proceeding is a Joint Defense Proceeding. Notwithstanding anything to the contrary above, this Section 5.2.5 shall not apply to any claim or action relating to Taxes.

5.2.5                                     Payments. Any payment pursuant to a claim for indemnification shall be made by wire transfer or delivery of other immediately available funds to the account(s) designated by the Indemnified Party(ies) no later than thirty days after receipt by the Indemnifying Party(ies) of written notice from the Indemnified Party(ies) stating the amount of the claim, unless the claim is subject to defense as provided in Section 5.2.5 above, in which case payment shall be made not later than five days after the amount of the claim is finally determined. Any payment required under this Section 5.2 which is not made when due shall bear interest at the maximum allowable rate permitted by applicable usury laws (not to exceed 18%). Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 360-day year and shall be payable on demand. In addition, such Party shall reimburse the other Party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees) incurred in seeking to collect such Losses. All payments and related calculations of amounts due therefor of any amounts by any Person pursuant to this Article V shall, unless otherwise agreed to by the Purchaser and the Seller in writing, be made in U.S. dollars based on U.S. dollar/RMB exchange rate as of the applicable payment date.

5.2.6                                     Other Indemnification Provisions. The Seller hereby agrees that it will not make any claim for indemnification against any Group Company or any Affiliate of any Group Company by reason of the fact that the Seller was a shareholder, director, officer, employee or agent of any such entity or is or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses or expenses) with respect to any action, suit, proceeding, complaint, claim or demand brought by an Indemnitee against the Seller (if such action, suit, proceeding, complaint, claim or demand arises under this Agreement). The Seller hereby acknowledges that it will have no claims or right to contribution or indemnity from any Group Company with respect to amounts paid by the Seller pursuant to this Section 5.2.

5.2.7                                     Adjustment For Tax Purposes. All payments made pursuant to this Section 5.2 shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable laws.

5.3 Remedies.

The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy that any Party may have with respect to a breach of the provisions hereof, any other agreement or contract or the transactions contemplated by this Agreement; provided that the foregoing indemnification provisions are the sole remedy that any Party may have with respect to a breach of any representation and warranty contained in Articles II, III or IV of this Agreement. Subject to the proviso in the immediately preceding sentence, the Purchaser and the Seller have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.

ARTICLE VI

PRE-CLOSING COVENANTS AND AGREEMENTS

6.1 Further Assurances.

Subject to the terms of this Agreement, each party hereto shall use its commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article VII).

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions Precedent to Each Party’s Obligations.

The obligations of the Purchaser and the Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver (if permitted by applicable laws and, in any event, in each party’s sole discretion), at or prior to the Closing, of all of the following conditions:

7.1.1                                     Injunction. There shall be no effective injunction, writ or preliminary restraining order of any nature issued by a Government Entity of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement;

7.1.2                                     Legal Prohibition. No law, judgment or order shall have been enacted, promulgated, entered or enforced by any court or Government Entity which would prohibit, materially restrict, impact or delay implementation of the transactions contemplated under this Agreement; and

7.1.3                                     Government Entity Consents. All consents, authorizations, waivers or approvals of any Government Entity as may be required to be obtained in connection with the execution, delivery or performance of this Agreement, the failure to obtain of which would prevent the legal and valid consummation of the transactions contemplated hereby, shall have been obtained.

7.1.4                                     Transaction Documents. Each of the Transaction Documents (excluding the Restated Articles) and the Deed of Undertaking shall have been executed and delivered by each party thereto prior to or at the Closing; and the Restated Articles shall have been duly adopted by shareholders of the Company.

7.2 Additional Conditions Precedent to Obligations of the Purchaser.

The obligations of the Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by the Purchaser:

7.2.1                                     Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Seller set forth in Article II and Article III (A) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the date hereof and the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time). Each of the Group Companies and the Seller shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

7.2.2                                     No Material Adverse Effect. No fact, event or circumstance shall have occurred which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and no material change in any relevant laws, regulations or policies in any of the jurisdictions or sectors in which any Group Company does business (whether coming into effect prior to, on or after the Closing Date) shall have occurred that could reasonably be expected to materially and adversely affect any Group Company since Latest Balance Sheet Date.

7.2.3                                     Closing Certificate. The Purchaser shall have received at the Closing a certificate dated as of the Closing Date and validly executed by a director of the Seller, certifying the fulfillment of the conditions set forth in Section 7.2.1 and Section 7.2.2.

7.2.4                                     Consents and Approvals. The Group Companies shall have made all filings and shall have obtained all permits, authorizations, consents and approvals required to be obtained by the Group Companies for the Closing and shall have delivered true, complete and correct copies of such to the Purchaser.

7.2.5                                     Corporate Procedures. The Company and the Seller shall have duly attended to and carried out all corporate procedures that are required under the laws of its place of incorporation or establishment to effect its execution, delivery and performance of each Transaction Document to which it is a party and the transactions contemplated thereby, and shall have provided true, complete and correct copies of all relevant resolutions (and all attachments thereto) from such procedures to the Purchaser.

7.2.6                                     Good Standing Certificates. Each Group Company shall have delivered to the Purchaser evidence to the satisfaction of the Purchaser that each Group Company is validly existing and in good standing.

7.2.7                                     Transfer of Certain Trademarks. Beijing Commerce shall have enter into a transfer agreement with Shanghai Lefeng in a form to the reasonable satisfaction of the Purchaser to transfers the trademark(s) set forth on Exhibit C to Shanghai Lefeng.

7.2.8                                     Transfer of Certain Domain Names. Beijing Commerce shall have transferred all domain names set forth opposite such Subsidiary of the Seller (the “Transferred Domain Names”) on Exhibit D to the Purchaser Entity.

7.2.9                                     Consummation of Restructuring. Except for the registration of the Trademark Transfers with the relevant Government Entity, the Seller shall have consummated the Restructuring and delivered a copy of the Restructuring Schedule, certified by a duly authorized director of the board of directors of the Seller and other documentation or evidence to the Purchaser to its reasonable satisfaction.

7.2.10                              Inventories Inspection. The Purchaser shall have completed an onsite inspection of the Inventories to the satisfaction of the Purchaser and the Purchaser and the Seller shall have agreed on a catalog of items that should have been excluded from the Inventories before the Closing Date (the “Excluded Inventories”).

7.2.11                              Register of Members. The Company shall have delivered to the Purchaser a copy of the register of members of the Company, certified by a duly authorized director of the board of directors or the registered office provider of the Company to be true, complete and correct copies thereof, and reflecting the Purchaser holding 75% of all the issued and outstanding Company Shares at the Closing.

7.2.12                              Register of Directors. The Company shall have delivered to the Purchaser a copy of the register of directors of the Company, certified by a duly authorized director of the board of directors or the registered office provider of the Company to be true, complete and correct copies thereof, and reflecting Mr. Eric Ya Shen, Mr. Xiaobo Hong, Mr. Donghao Yang and Ms. Jing Zhang being elected as members of the board of directors of the Company at the Closing.

7.2.13                              Legal Opinions. The Purchaser shall have received legal opinions from: (i) Han Kun Law Offices, the Seller’s PRC legal counsel; (ii) Global Law Offices, the Purchaser’s PRC legal counsel, and (iii) Maples & Calder, the Seller’s Cayman Islands legal counsel, each dated as of the Closing Date in form and substance satisfactory to the Purchaser.

7.2.14                              Resignations. Lefeng.com E-commerce Co., Limited shall have received duly executed resignations of its directors other than Ms. Jing Li (in each case, in a form reasonably satisfactory to the Purchaser) and delivered true, complete and correct copies thereof to the Purchaser.

7.3 Additional Conditions Precedent to Obligations of the Seller.

The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing by the Seller:

7.3.1                                     Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Purchaser set forth in Article IV shall be true and correct (disregarding for these purposes all qualifications and exceptions contained therein regarding materiality) on and as of the date hereof and the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such other date or time), except in the case of this clause where the failure of such representations and warranties to be so true and correct has not prevented or materially delayed the ability of the Purchaser to effect the Closing and to consummate the transactions contemplated by this Agreement. The Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing.

7.3.2                                     Closing Certificate. The Seller shall have received at the Closing a certificate dated as of the Closing Date and validly executed by a director or officer of the Purchaser, certifying the fulfillment of the conditions set forth in Section 7.3.1.

ARTICLE VIII

TERMINATION

8.1 Terminations. This Agreement may be terminated at any time prior to the Closing:

8.1.1                                     by the Purchaser or the Seller in writing and without liability of any Party on account of such termination (provided that the terminating party is not otherwise in material default or material breach of this Agreement), if the Closing shall not have occurred on or before March 31, 2014;

8.1.2                                     by the Purchaser, if the Seller or the Company materially breaches any of his, her or its representations, warranties or covenants contained herein such that the conditions set forth in Section 7.2.1 would not be satisfied, without liability of the Purchaser on account of such termination (provided that (i) the Purchaser is not otherwise in material default or material breach of this Agreement and (ii) if such breach is curable by such breaching Person, the Purchaser may not terminate this Agreement under this Section 8.1.2 unless such breach remains uncured for ten Business Days after written notice of such breach is given to the Seller by the Purchaser); or

8.1.3                                     by the Seller, if the Purchaser materially breaches any of its representations, warranties or covenants contained herein such that the conditions set forth in Section 7.3.1 would not be satisfied, without liability of any Group Company or the Seller on account of such termination (provided that (i) none of the Company and the Seller is otherwise in material default or material breach of this Agreement and (ii) if such breach is curable by such breaching Person, the Company and the Seller may not terminate this Agreement under this Section 8.1.3 unless such breach remains uncured for ten Business Days after written notice of such breach is given to the Purchaser by any of the Company and the Seller).

8.2 Effect of Termination.

If any party terminates this Agreement pursuant to, and in accordance with, Section 8.1, this Agreement shall forthwith become void and of no further force and effect, except for provisions of Section 5.2 (Indemnification), Section 5.3 (Remedies), Section 11.1 (Press Release and Announcements), Section 11.5 (Expenses), Article XIII (Miscellaneous), and this Section 8.2 which shall survive such termination indefinitely, provided that nothing in Section 8.1 or this Section 8.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE IX

NONCOMPETITION AND NONSOLICITATION

In consideration of the Purchaser entering into the transactions described herein and performing its obligations hereunder, the Seller hereby agrees that:

9.1 During the period from the Closing Date to and including the fifth anniversary of the Closing Date (the “Restricted Period”), the Seller shall not, and shall procure that each of its Affiliates do not, directly or indirectly, own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), consult with, render services (including through outsourcing, or as an intermediary or agent or otherwise) for or otherwise engage in or provide assistance to any Competing Business in the PRC, Hong Kong, Macau and Taiwan; provided that nothing herein shall prohibit the Seller from (i) being passive owners of not more than 2% of the outstanding shares of any corporation which is publicly traded at any time, so long as the Seller has no active participation in the business of such corporation; or (ii) being passive owners of not more than 20% of the equity interest of any corporation engaging in any Competing Business at any time after the second anniversary of the Closing Date.

9.2 During the Restricted Period, the Seller shall not, directly or indirectly through another entity, (i) induce or attempt to induce any employee of any of the Group Companies to leave the employment of any Group Company, or in any way interfere with the relationship between any Group Company and any of its employees, (ii) without prior written consent of the Purchaser, hire any person who was an employee of any Group Company within one hundred and eighty days prior to the time such employee is hired by the Seller or such other entity, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, lessor or other business relation of any Group Company (or any prospective customer, supplier, licensee, licensor, franchisee, lessor or other business relation with which any Group Company has entertained discussions regarding a prospective business relationship) to cease or refrain from doing business with any Group Company, or in any way interfere with the relationship (or prospective relationship) between any such customer, supplier, licensee, licensor, franchisee or other business relation and any Group Company (including, without limitation, making any negative statements or communications about any Group Company), or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to any business of any Group Company or with which any Group Company has entertained discussions or has requested and received information relating to the acquisition of such business by any Group Company as of the Closing Date (regardless of whether such business is a Competing Business).

9.3 The Purchaser and the Seller acknowledge and agree that the covenants set forth in this Article IX are reasonable with respect to period, geographical area and scope are necessary to protect the goodwill of the business of the Group Companies and are an integral part of what the Purchase Price is to be paid for hereunder. Notwithstanding anything in this Article IX to the contrary, if at any time, in any arbitral proceeding, any of the restrictions stated in this Article IX are found pursuant to Section 13.1 to be unreasonable or otherwise unenforceable under circumstances then existing, the Seller agrees that the period, scope and/or geographical area, as the case may be, shall be reduced to the extent necessary to enable the arbitral tribunal to enforce the restrictions to the extent such provisions are allowable under law, giving effect to the agreement and intent of the Parties that the restrictions contained herein shall be effective to the fullest extent permissible. The Seller acknowledges and agrees that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Article IX and that, in such event, the Purchaser and/or its respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any arbitral tribunal of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Article IX (including the extension of Restricted Period by a period equal to the length of the arbitral proceedings necessary to stop such violation); provided that the Seller is found to have been in violation of the provisions of this Article IX. Any injunction shall be available without the posting of any bond or other security. In the event of an alleged breach or violation by the Seller of any of the provisions of this Article IX, the Restricted Period will be tolled for the Seller until such alleged breach or violation is resolved; provided that if the Seller is found to have not violated the provisions of this Article IX, then the Restricted Period will not be deemed to have been tolled.

9.4 The Seller agrees that the foregoing restrictions are entered into in its capacity as a transferor of the Company Shares and are in addition to any non-compete, non-solicit or related restrictions contained in any other agreement, if any, between the Seller or any of its Affiliates and the Company, the Purchaser or any of its Affiliates.

ARTICLE X

TAX MATTERS

10.1                                Tax Periods Beginning Before and Ending After the Closing Date.

Except as provided in Section 10.4 with respect to Circular 698 Returns, the Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Group Companies for any Tax periods which are due or filed after the Closing Date.

10.2                                Cooperation on Tax Matters.

10.2.1                              The Seller will (i) retain all of its books and records with respect to Tax matters pertinent to the Company Shares and the Group Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations with respect to such Tax period (including, to the extent notified by the representative of the Purchaser, as the case may be, of any extensions thereof), and abide by all record retention agreements entered into with any taxing authority, and (ii) give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, allow the Purchaser to take possession of such books and records.

10.2.2                              Without limiting the Seller’s obligations under Section 10.4, the Purchaser and the Seller will, upon request from each other, use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person that may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

10.3                                Transfer Taxes.

All federal, state, national, provincial, municipal, local or non-U.S. or other excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes that may be imposed or assessed on the Seller as a result of the sale of the Acquired Shares, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by the Seller. Each party shall promptly pay all Transfer Taxes for which it is responsible pursuant to this Section 10.3.

10.4                                Circular 698 Tax Matters.

10.4.1                              Filing of Circular 698 Returns. Within the period required by Circular 698, the Seller and its Affiliates shall timely file, or cause to be timely filed, all information and Tax Returns that are due under PRC law (including, without limitation, pursuant to Circular 698) in connection with the transactions hereunder or which are otherwise required in connection with any internal restructuring done by such Seller or its Affiliates prior to the date hereof (the “Circular 698 Returns”), and such Circular 698 Returns shall be true, accurate and complete in all respects. The Seller shall provide the final drafts of such Circular 698 Returns to the Purchaser for its review prior to filing such Circular 698 Returns, and shall obtain the Purchaser’s consent if such Circular 698 Returns do not allocate 100% of the proceeds received by the Seller from the transactions contemplated under this Agreement to Shanghai Lefeng. Within ten days of filing the Circular 698 Returns, the Seller shall provide the Purchaser with final, accurate copies of all such Circular 698 Returns that were filed.

10.4.2                              Assessment and Payment of Circular 698 Taxes. The Seller shall provide the Purchaser with accurate copies of any official assessments of the PRC Tax authorities with respect to its Circular 698 Returns within ten days of receipt thereof, and the Purchaser shall pay, or cause to be timely paid, all Taxes due and payable with respect to such official assessments.

10.4.3                              Seller Tax Contests. The Seller shall notify the Purchaser within ten days upon receipt by it or any of its Affiliates of notice of any pending or threatened PRC Tax audit, assessment or other review affecting the Circular 698 Returns (a “Seller C698 Claim”), and it shall (i) keep the Purchaser informed on the status of any such Seller C698 Claim, and (ii) provide the Purchaser with copies of all written correspondence with respect to such Seller C698 Claim.

10.5                                Compliance with Chinese SAFE Regulations.

The Seller covenants and agrees that it shall procure any of its shareholders who is or shall be deemed to be a PRC resident in accordance with applicable PRC laws (i) as soon as commercially practicable following the date hereof, submit the application for the registration required by Circular 75 issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, or any successor PRC law, rule or regulation, in relation to the Seller’s acquisition or sale of the Company Shares and/or the Company’s issuance of the Company Shares subject to the terms of this Agreement, and (ii) use its best efforts to complete such registration as soon as practicable thereafter.

ARTICLE XI

ADDITIONAL AGREEMENTS

11.1                            Press Releases and Announcements.

Except as otherwise required by applicable laws, press releases related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers, suppliers, vendors or service providers of the Company will be issued solely by the Purchaser or its Affiliates. Notwithstanding the foregoing, in the event that the Seller or the Company is required by applicable laws to issue a press release or otherwise make an announcement related to the foregoing, the Seller or the Company shall notify the Purchaser in advance and provide the Purchase with the opportunity to review such press release or announcement and shall limit the disclosure therein to that required by applicable laws (except to the extent otherwise agreed by the Purchaser).

11.2                                Further Transfers.

The Seller will execute and deliver such further instruments of conveyance and transfer and take such additional actions as the Purchaser may reasonably request to effect, consummate, confirm and/or evidence the transfer of the Acquired Shares to the Purchaser and any other transactions contemplated hereby.

11.3                                Maintenance of Relationships.

The Seller shall, and shall cause its Affiliates to, refrain from taking any action which is designed or intended or could reasonably be expected to have the effect of discouraging any customers, suppliers, vendors, service providers, lessors, licensors or other business associates from maintaining the same business relationships with the Company after the Closing as were maintained with the Company prior to and as of the date of this Agreement.

11.4                                Confidentiality.

11.4.1                              Each Party undertakes to the other Parties that it shall not reveal, and that it shall use its commercially reasonable efforts to procure that its respective directors, equity interest holders, officers, employees, agents, counsel and advisors (collectively, “Representatives”) who are in receipt of any Confidential Information do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be. The term “Confidential Information” as used in this Section 11.4 means (a) any information concerning the organization, structure or business of any Party; (b) the terms of this Agreement and the terms of any of the other Transaction Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or material prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

11.4.2                                 The provisions of Section 11.4.1 shall not apply to:

(a) disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its/his/her Representatives in violation of this Agreement;

(b) disclosure by a Party to a Representative or an Affiliate, provided that such Representative or Affiliate (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c) disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its Affiliate are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that no prior notice to any Party shall be required to be given under this Section 11.4.2(c) with respect to any dispute arising out of or relating to a Transaction Document; or

11.5                               Expenses.

Except as otherwise specifically provided herein, each Party hereto shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

11.6                                Waivers of Breaches.

The Seller hereby unconditionally and irrevocably waives, and shall procure all Affiliates of the Seller to waive, any and all past and present breach and defaults by, or any past or present claim they may have against, the Company or any other Group Company under any transactions or dealings between any Group Company on one side and the Seller or any Affiliate of the Seller on the other side.

11.7                                Post-Closing Covenants.

11.7.1              The Seller shall procure the registration of the Trademark Transfers to be completed with the relevant Government Entities in the PRC within a reasonable period of time after the Closing and shall not in any way withdraw the application made to such Government Entities for the registration of the Trademark Transfers.

11.7.2              If any supplier as set forth on Section 3.23 of the Company Disclosure Schedule fails to enter into (i) any new Contract (a “New Operating Contract”) with the Company on terms not materially deviating from those of the Contract(s) between such supplier or customer and the Seller or any of its Subsidiaries in connection with the Third-party Platform Business prior to the consummation of the Restructuring, or (ii) any assignment (an “Operating Contract Assignment”) of such Contracts with the Company to assign or transfer all the rights and privileges of the Seller or any of its Subsidiaries thereunder to the Company at the Closing, the Seller shall use their best efforts to procure such supplier to enter into a New Operating Contract or an Operating Contract Assignment with the Company as soon as practical thereafter.

11.7.3              Within one months after the Closing, the Purchaser shall cause the New Entity and its shareholders to enter into the New Structure Documents with Shanghai Lefeng in substance and form to the reasonable satisfaction of the Seller.

11.7.4              The Seller shall cause Beijing Commerce to (i) complete the registration of the transfer of Transferred Domain Names with an accredited registrar of domain names within 2 Business Days after the Closing Date; and (ii) complete the amendment registration with the relevant Government Entity for its ICP License with respect to such transfer within six months after the Closing Date.

11.7.5              Within nine months after the Closing, the Purchaser shall cause the Purchaser Entity to (i) transfer all Transferred Domain Names to the New Entity; (ii) complete the registration of such transfer with an accredited registrar of domain names; (iii) complete the amendment registration with relevant Government Entity for its ICP License with respect to such transfer and (iv) cause the Purchaser Entity to transfer to the Purchaser Entity, in a manner to be agreed by the Purchaser and Seller, all revenues generated by it from the Transferred Domain Names before the transfer thereof to the New Entity.

11.7.6              Upon Shanghai Lefeng’s request within three month after the Closing Date, the Seller shall cause the relevant Retained Seller Group Company to use their commercially reasonable efforts to cause the relevant third-party suppliers to accept the return by Shanghai Lefeng of any items under any third-party brands included in the Inventories to such suppliers so long as such Retained Seller Group Company is entitled to return such item to such suppliers under the relevant agreements with such suppliers.

11.8                                Invoices and VAT reimbursement

11.8.1              The Seller shall cause all official invoices and receipts in connection with the Disbursement for Seller to be provided to Shanghai Lefeng, and ensure that all such official invoices and receipts shall have been issued to Shanghai Lefeng as the payer and such official invoices and receipts shall be provided to Shanghai Lefeng by the relevant payees.

11.8.2              Within three months after Shanghai Lefeng makes the payment for the Acquired Assets (other than any inventories) in accordance with Section 1.3.4, the Seller shall cause Shanghai Media, Beijing Huanyue and Beijing Commerce to provide to Shanghai Lefeng the original copies of all VAT Invoices that are issued in connection with such payment and other official invoices and receipts in connection with the Acquired Assets (other than any inventories).

11.8.3              Within three months after Shanghai Lefeng makes an installment payment for the relevant inventories in accordance with Section 1.3.5, the Seller shall cause Shanghai Media to provide to Shanghai Lefeng the original copies of all VAT Invoices that are issued in connection with such payment and other official invoices and receipts in connection thereof.

11.8.4              The Purchaser shall cause Shanghai Lefeng to pay Shanghai Media, Beijing Huanyue or Beijing Commerce, as applicable, the amount of any VAT Invoice provided in accordance with Section 11.8.2 or 11.8.3 within seven days after the receipt of such VAT Invoice.

ARTICLE XII

DEFINITIONS; CROSS-REFERENCES TO OTHER DEFINED TERMS

12.1                                Definitions.

When used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any Share Capital of any Group Company, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company, divisions or operating or principal business units.

“Acquired Assets” means all properties and assets, whether tangible or intangible, that are acquired by the Group Companies under the Restructuring.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Affiliated Group” means any affiliated, combined, consolidated, unitary or other similar group that has filed a consolidated return for income Tax purposes for a period during which any Group Company was a member.

“Agreed Working Capital Shortage” means RMB20,000,000.

“Base Price” means $112,500,000.

“Beijing Commerce” means Dongfang Fengxing (Beijing) Commerce & Trade Co., Ltd..

“Beijing Huanyue” means Dongfang Huanyue (Beijing) Multimedia Technology Co., Ltd..

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong or the PRC are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Capital Expenditures Payables” means account payables recorded by any Group Company after the Latest Balance Date in the Closing Date Financial Statements as a result of its purchase of equipment or other fixed assets .

“Cash” means all cash, cash equivalents and marketable securities classified as a current asset on the Company’s balance sheet.

“Closing Indebtedness” means, in the aggregate, the Indebtedness of the Company, Lefeng.com E-trade Co., Limited, Lefeng.com E-commerce Co., Ltd. and Shanghai Lefeng on a combined basis as of immediately prior to the Closing as recorded in the balance sheet contained in Closing Date Financial Statements pursuant to US GAAP, excluding (i) any Indebtedness that is included in the calculation of Working Capital Shortage, (ii) any Indebtedness that consists of Capital Expenditures Payables, and (iii) the payment obligations of Shanghai Lefeng under Sections 1.3.4, 1.3.5 and 11.8.4.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned, used or held for use by any Group Company, including all of the Intellectual Property Rights set forth on Section 3.14.1 of the Company Disclosure Schedule.

“Competing Business” means the retail of third-party apparel, footwear and accessories products, cosmetic products, health care, dietary supplement and health food products, and maternal and child products, whether through online platforms or through physical channels.

“Contract” means any agreement, contract or other binding obligation.

“Deed of Undertaking” means a deed of undertaking to be issued by Ms. Jing Li and Ms. Yuan Li in favor of the Purchaser on or around the date of this Agreement.

“Disbursement for Seller” means any payment made by any Group Company to settle or satisfy any account payable owed by any Retained Seller Company to any third party or any other liabilities owed by any Retained Seller Company.

“dollar” or “dollars” or “$” means the lawful currency of the United States of America, unless otherwise specified.

“Encumbrances” means any Lien, voting agreement, voting trust, proxy, option, right of purchase, right of first refusal, right of first offer, restriction on transfer or any other similar arrangement or restriction of any kind whatsoever, including any restriction on transfer of other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, receipt of income or exercise of any other attribute of ownership.

“Family Group” means, with respect to any natural person, such person’s spouse, parents and siblings, and each of their respective descendants (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability Companies) formed solely for the benefit of such person and/or such person’s spouse, parents, siblings and/or their respective descendants (whether natural or adopted).

“Fundamental Representations” means representations or warranties set forth in Articles II (but excluding Sections 2.7 (Compliance with Laws), 2.9 (Brokerage) and 2.10

(Maintenance of Relationships)), Sections 3.1 (Organization and Corporate Power) (but excluding Section 3.1.3), 3.2 (Share Capital and Related Matters) and 3.10.1 (Assets).

“Government Entity” means the United States of America or any other nation, any state, province or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over any Group Company.

“Group Companies” means the Company and its direct or indirect Subsidiaries (unless otherwise required by the context, any reference to any “Group Company” or “Group Companies” include a reference to the assets and liabilities acquired and assumed by such Group Company or Group Companies in the Restructuring).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“ICP License” means Operation Permit for Internet Content Providers ().

“Indebtedness” means at a particular time, without duplication, any indebtedness of the Group Companies (i) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) evidenced by any note, bond, debenture or other debt security, (iii) for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) arising from any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) arising from any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) secured by a Lien on a Person’s assets, (viii) arising from any fees or expenses payable or incurred by or on behalf of any Group Company (including bonuses, phantom equity payments or similar arrangements) in connection with, or in furtherance of, the transactions contemplated by this Agreement (regardless of whether any additional event or occurrence, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such payment obligations), but excluding consideration payable by Shanghai Lefeng to any Retained Group Company in connection with the Restructuring, and (ix) arising from accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (viii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations which will be paid or prepaid at the Closing.

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) internet domain names and web sites, (viii) other intellectual property rights, (ix) registrations and applications for any of the foregoing, and (x) copies and tangible embodiments thereof (in whatever form or medium).

“Inventory Payable Estimate” means (i) the total outstanding amount due from Shanghai Lefeng to Shanghai Media, Beijing Huanyue and Beijing Commerce as of the Closing Date as recorded in the management accounts of Shanghai Lefeng (excluding value-added tax), minus (ii) RMB122,000,000.

“Inventory Procurement Cost” means (i) the total amount outstanding as of the Closing Date payable by Shanghai Lefeng to Shanghai Media for the third-party brand merchandise acquired by Shanghai Lefeng from Shanghai Media on or before January 1, 2014 and the merchandise under the Seller’s self-owned brands supplied to Shanghai Lefeng by Shanghai Media before the Closing Date, minus (ii) the account payables for the Excluded Inventories (to the extent they were not applied to reduce account payables by Shanghai Lefeng to Shanghai Media ); for the purpose of calculating the Inventory Procurement Cost with respect to merchandises under the Seller’s self-owned brands, the price for any store keeping unit shall be deemed to be the quotient of the total sales of such store keeping unit of the Seller Group through the Seller’s self-owned channels (i.e. lefeng.com, mobile client applications owned by the Seller Group and the call center of the Seller Group) in the year 2013 divided by the total quantity of such store keeping unit sold by the Seller Group through the Seller’s self-owned channels in the same year, then multiplied by 65%.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, shares, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“knowledge” and “aware” and any other term of similar import means, with respect to any Person, the actual knowledge of such Person and the knowledge that such Person could be reasonably expected to have after making a reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

“Latest Balance Sheet Date” means December 31, 2013.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien, limitation, condition, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Affiliates, any filing or agreement to file a financing statement as debtor under any statute other than to reflect ownership by a third party of property leased to the Company or any of its Affiliates under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Loss” or “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, diminutions in value, expenses and fees (including, without limitation, arbitral tribunal costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means any event, fact, circumstance or condition that has had or could reasonably be expected to have a material adverse effect upon the business, operations, financial condition, operating results, earnings, assets, customer, supplier, employee or sales representative relations, or business prospects, whether individually or in the aggregate, in each case of the Group Companies taken as a whole.

“New Structure Documents” means the following agreements by which Shanghai Lefeng controls the New Entity: (i) Exclusive Option Agreement by and among Shanghai Lefeng and the New Entity, (ii) Equity Interest Pledge Agreement by and among Shanghai Lefeng, the New Entity and the shareholders of the New Entity, (iii) Exclusive Purchase Framework Agreement by and between Shanghai Lefeng and the New Entity, (iv) Power of Attorney issued by each shareholder of the New Entity; and (v) Exclusive Business Operation Agreement by and between Shanghai Lefeng and the New Entity.

“New Entity” means a company to be incorporated by the Purchaser or any Person designated by the Purchaser under the laws of the PRC, 25% equity interest of which shall be held by a Person designated by the Seller.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice.

“Permitted Liens” means (i) Tax Liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with US GAAP or PRC GAAP; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) interests or title of a lessor under any of the Leases; (iv) mechanics’, materialmen’s or contractors’ Liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable; and (v) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of such Person or detracting from the value of the assets of such Person.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“PRC” means the People’s Republic of China.

“PRC GAAP” means the PRC generally accepted accounting principles.

“Purchaser Entity” means Guangzhou Vipshop Information Technology Co., Ltd..

“Restated Articles” means the Amended and Restated Memorandum and Articles of Association of the Company to be adopted by the shareholders of the Company at the Closing in substantially the form attached as Exhibit B hereto.

“RMB” means Renminbi, the law currency of the PRC.

“Restructuring” means (i) the transfer of the assets (including but not limited to Intellectual Property Rights) and business owned or controlled by the Retained Seller Group Companies in connection with the Third-party Platform Business to the Company or its relevant Subsidiaries (for the avoidance of doubt, excluding any assets and business owned or controlled by the Seller or its Subsidiaries in connection with the Self-Owned Brands Business), (ii) the termination of employment of the relevant employees by the Seller or its Subsidiaries, and (iii) such employees entering into employment relationship with the Company or its relevant Subsidiaries, in each case as set forth and described in Restructuring Schedule.

“Restructuring Contracts” means Contracts entered into in connection with or in relation to the Restructuring (including all amendments, waivers or other changes thereto), the true and complete copies of which are included in the Restructuring Schedule.

“Retained Seller Group Companies” means the Seller Group Companies other than the Group Companies.

“Seller Group Companies” means the Seller and its direct and indirect Subsidiaries, including the Group Companies.

“Seller Options” means options issued by the Seller to acquire Seller Shares or any other Share Capital of the Seller.

“Seller Shares” means ordinary shares of the Seller, with a par value of $0.0001 per share.

“Shanghai Lefeng” means Lefeng (Shanghai) Information Technology Co., Ltd.

“Shanghai Media” means Dongfang Fengxing (Shanghai) Life and Multimedia Co., Ltd.

“Share Capital” means (i) in the case of a corporation, any and all share capital, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of share capital, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“Shareholders Agreement” means the shareholders agreement to be entered into by and among the Company, the Seller and the Purchaser on or before the Closing in substantially the form attached as Exhibit A hereto.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, 50% or more of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of members of the board of directors or similar body governing the affairs of such entity, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, 50% or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a 50% or more ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated 50% or more of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. With respect to the Company, the Seller or the Purchaser, a Subsidiary shall include any corporation, partnership, limited liability company, association or other business entity that the Company consolidates in its consolidated financial statements as a variable interest entity in accordance with US GAAP.

“Tax” and “Taxes” means, with respect to any Group Company, any (i) PRC (including any subdivision, municipality, province or locality of the PRC or any agency thereof) or other non-PRC taxes, charges, fees, levies, deficiencies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, premium, value added, excise, severance, property (whether real or personal property, or whether tangible or intangible property), sales, use, occupation, windfall profits, service, service use, stamp, transfer, transfer gains, licensing, withholding, employment, unemployment, payroll, share, customs duties, profits, license, lease, insurance, social security (or similar), capital, franchise, surplus, alternative or add-on minimum, estimated franchise or any other taxes, charges, fees, levies, deficiencies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto; (ii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person. For the avoidance of doubt, “Tax” and “Taxes” includes any “Tax” and “Taxes” payable, suffered or incurred as a result of the “base cost”, “investment cost” or “tax basis” in any asset (including shares of any other interest in any Group Company) being reduced or suffering a reduction or being a smaller amount that would have otherwise been the case as a result of (x) the failure of any Seller to file any Tax Return or other report in respect of Taxes or (y) pay Tax on the disposal by it of any shares or any other interest in any person as contemplated by this Agreement, including in each case, for the avoidance of doubt, in connection with Circular 698.

“Tax Returns” means any payments, returns, renditions, declarations, reports, claims or filings for refund or payment, and any informational returns or statements or other documents filed or paid or required to be filed or paid with a taxing authority in connection with the determination, assessment or collection of Tax or the administration of any laws, regulations or administrative requirements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto (including for the avoidance of doubt in connection with Circular 698).

“Third Party” means any Person other than a party to this Agreement.

“Trademark Transfers” means the transfers of the trademarks as set forth on Exhibit C hereto from Beijing Commerce to Shanghai Lefeng.

“Transaction Documents” means this Agreement, the Restated Articles, the Shareholders Agreement, the Deed of Undertaking and any other agreement contemplated by this Agreement.

“United States” or “US” or “U.S.” means the United States of America.

“US GAAP” means the US generally accepted accounting principles.

“VAT Invoices” means value-added tax invoices authorized by the State Administration of Taxes of the PRC.

“Working Capital Shortage” means (i) the sum of the line items of current liabilities of the Group Companies set forth on Exhibit E, minus (ii) the sum of the line items of current assets of the Group Companies set forth on Exhibit E, in each case calculated in accordance with Exhibit E, with each such line item determined on a combined basis in accordance with US GAAP as applied in the preparation of the Closing Date Financial Statements.

12.2                                Cross-References.

The following terms are defined in the following Sections of this Agreement:

Term	Section

Acquired Shares	Recitals
Actual Working Capital Shortage	Section 1.4.1
Adjustment Amount	Section 1.4.2
Affiliate Agreement	Section 3.22.1

Term	Section

Affiliate Transaction	Section 3.22.1
Agreement	Preface
Calculation Statement	Section 1.4.1
Cap	Section 5.2.1
Circular 698	Section 3.21.1
Circular 698 Returns	Section 10.4.1
Closing	Section 1.3.1
Closing Date	Section 1.3.1
Closing Date Financial Statements	Section 1.4.1
Company	Preface
Company Affiliate	Section 3.22.1
Company Disclosure Schedule	Article II
Company Shares	Recitals
Company Software	Section 3.14.5
Company Systems	Section 3.14.5
Confidential Information	Section 11.4.1
Deloitte	Section 1.4.1
Excluded Inventories	Section 7.2.10
FCPA	Section 2.7.1
Financial Statements	Section 3.5
Fundamental Representations	Section 5.2.1
HKIAC	Section 13.1
Improvements	Section 3.11.4
Indemnification Notice	Section 5.2.5
Indemnified Party	Section 5.2.5
Indemnifying Party	Section 5.2.5
Indemnitee	Section 5.2.1
Inventions Agreement	Section 3.19.5
Inventories	Section 3.10.1
Joint Defense Proceeding	Section 5.2.5
Lease/Leases	Section 3.11.1
Leased Real Property	Section 3.11.1
Legal Proceedings	Section 2.6
Licenses	Section 3.15
Material Contracts	Section 3.13.1
New Operating Contract	Section 11.7.2
Non-U.S. Official	Section 2.7.4
Operating Contract Assignment	Section 11.7.2
Party/Parties	Preface
Payment	Section 3.21.4
Payment Due Date	Section 1.3.2
Personally Identifiable Information	Section 3.26.1
Plan/Plans	Section 3.20
Post Closing Calculation Items	Section 1.4.1
Pre-Closing Tax Period	Section 5.2.1
Prime Rate	Section 1.4.2
Privacy Rights	Section 3.26.1
Purchase Price	Section 1.2.1
Purchaser	Preface
Representatives	Section 11.4.1
Restricted Period	Section 9.1
Restructuring Schedule	Section 3.19.1
Returned Inventories	Section 1.3.5

Term	Section

SAFE	Section 2.7.2
Self-owned Brands Business	Recitals
Seller	Preface
Seller C698 Claim	Section 10.4.3
Survival Date	Section 5.2.2
Third-party Platform Business	Recitals
Third Party Proceeding	Section 5.2.5
Threshold	Section 5.2.1
Transferred Domain Names	Section 7.2.8
Transferred Employees	Section 3.19.1
Transfer Taxes	Section 10.3
Transferred Assets	Section 3.10.1

ARTICLE XIII

MISCELLANEOUS

13.1                                Arbitration.

All disputes, actions and proceedings arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement which rules are deemed to be incorporated by reference in this Section 13.1. The place of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be one arbitrator agreed to by the Seller and the Purchaser, and if they cannot so agree on such arbitrator within five Business Days of the commencement of the notice of arbitration proceedings, three arbitrators shall be appointed. In such case, two of the arbitrators shall be nominated by the Seller and the Purchaser, respectively, and if either of them shall abstain from nominating its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within thirty days after such two arbitrators have been selected, the HKIAC, upon the request of either the Seller or the Purchaser, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing. The arbitral award is final and binding upon all Parties.

13.2                                Consent to Amendments.

Except as otherwise expressly provided herein, the provisions of this Agreement may be amended only with the written consent of the Purchaser and the Seller. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

13.3                                Successors and Assigns.

Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the successors and assigns of the respective Parties whether so expressed or not. The Purchaser may assign its rights and obligations under this Agreement (including its right to indemnification) at its sole discretion, in whole or in part, to a wholly owned Subsidiary, to one or more of its Affiliates, to any subsequent purchaser of the Purchaser or any material portion of its assets (whether such sale is structured as a sale of shares, a sale of assets, a merger or otherwise) and, for collateral security purposes, to any lender providing financing to the Purchaser and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Seller or the Company, without the prior written consent of the Purchaser, or by the Purchaser (except as otherwise provided in this Section 13.3) without the prior written consent of the Seller and the Company.

13.4                                Counterparts.

This Agreement may be executed simultaneously in counterparts (including by means of facsimiled signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

13.5                                Descriptive Headings; Interpretation.

The descriptive headings of this Agreement and the table of contents are inserted for convenience only and do not constitute a substantive part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

13.6                                Governing law.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York (United States) without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under State of New York’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would otherwise apply.

13.7                                Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) one day after being sent to the recipient by reputable overnight courier service (charges prepaid), five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) sent by facsimile to the recipient if sent before 5:00 p.m. Hong Kong time on a Business Day. Such notices, demands and other communications shall be sent to the Purchaser, the Seller and the Company at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:

To the Purchaser:

Vipshop Holdings Limited

No. 20 Huahai Street,

Liwan District

Guangzhou 510370

PRC

Facsimile: +86 (20) 2233-0111

Attention: Mr. Donghao Yang

with copies (which shall not constitute notice) to:

Kirkland & Ellis

26/F Gloucester Tower, The Landmark

15 Queen’s Road Central, Central

Hong Kong

Facsimile No.: +852-3761-3301

Attention: Messrs. David Zhang/Jesse Sheley/Frank Sun

To the Seller:

CN13, Legend Town

NO.1, Ba Li Zhuang Dong Li, Chaoyang District

Beijing, 100025, PRC

Facsimile: 86 (10)-5218-6104

Attn: Mr. Yu Zhihui

To the Company:

c/o Vipshop Holdings Limited

No. 20 Huahai Street,

Liwan District

Guangzhou 510370

PRC

Facsimile: +86 (20) 2233-0111

Attention: Mr. Donghao Yang

13.8                                No Strict Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.9                                Entire Agreement.

This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede any prior understanding, agreements or representations by or between the Parties, written or oral, which may relate to the subject matter hereof in any way.

13.10                         Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.11                         No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the Parties, the Indemnitees and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties, the Indemnitees and such permitted successors and assigns, any legal or equitable rights hereunder.

13.12                         Schedules.

Nothing in the Company Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or such other item itself. No exceptions to any representations or warranties disclosed in the corresponding section of the Company Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless a specific cross-reference is made therein to such other representations or warranties or it is reasonably apparent that such exception applies to such other representations or warranties. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if fully set forth herein.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement on the date first written above.

THE PURCHASER:

VIPSHOP HOLDINGS LIMITED

By:	/s/ Eric Ya Shen

Name:	Eric Ya Shen

Title:	CEO and Director

[Signature Page to Share Purchase Agreement]

THE SELLER:

OVATION ENTERTAINMENT LIMITED

By:	/s/ Li Jing

Name:	Li Jing

Title:	Director

[Signature Page to Share Purchase Agreement]

THE COMPANY:

LEFENG.COM LIMITED

By:	/s/ Li Jing

Name:	Li Jing

Title:	Director

[Signature Page to Share Purchase Agreement]

Exhibit A

Form of Shareholders Agreement

SCHEDULE 1

EXISTING SHAREHOLDERS

A.                                    Particulars of Shareholders

1.                                      Vipshop

a.                                      Registered Office: at the offices of International Corporation Services Ltd., PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands

b.                                      Address for Notices:

2.                                      Ovation

a.                                      Registered Office: at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands

b.                                      Address for Notices:

B.                                    Share Ownership as of Date Hereof

Shareholder	Number of Shares	Percentage of Shares
		(fully diluted)
Vipshop	75	75%
Ovation	25	25%

SCHEDULE 2

RESERVED MATTERS

The Reserved Matters as provided in Section 5.5 include the following actions:

(a)                                 dissolve or liquidate the Company or any Subsidiary of the Company;

(b)                                 any amendment or change of the rights, preferences, privileges, or power of, or the restrictions provided for the benefit of, the Shares (excluding any issuance of Equity Securities by the Company, whether or not such Equity Securities have any rights, preference, privileges or power on more favorable terms than the Shares);

(c)                                  sell or dispose of all or substantially all of the assets of the Company;

(d)                                 merge, amalgamate or consolidate the Company with any other entity; and

(e)                                  effect an IPO other than a Qualified IPO.

EXHIBIT A

JOINDER

Reference is made to the [transfer document], dated [ ] between [transferor] (the “Transferor”) and the undersigned, pursuant to which the Transferor shall sell to the undersigned, and the undersigned shall purchase from the Transferor, [number of type of shares] of Cayman Co for consideration equal to [consideration]. It is a condition to the completion of such sale and purchase that the undersigned become a party to that certain Shareholders’ Agreement, dated February 14, 2014, among, Lefeng.com Limited, Vipshop Holdings Limited and Ovation Entertainment Limited.

Accordingly, by execution of this joinder, the undersigned ratifies and shall become a party to the Shareholders’ Agreement, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders’ Agreement as though an original party thereto and shall be deemed [a Shareholder/Vipshop/Ovation] (as defined in the Shareholders’ Agreement) for all purposes thereunder. The undersigned authorizes this signature page to be attached to and made part of the Shareholders’ Agreement.

The address of the undersigned for purposes of all notices under the Shareholders’ Agreement is: [        ]

Exhibit D

Schedule of Transferred Domain Names

1. Lefeng.com

2. fengxiangbiao.com

3. imglefeng.com

4. lefeng.cn

Exhibit E

Calculation of Working Capital Shortage

Working capital Shortage = current liabilities - current assets

Current assets is equal to the sum of the following:

Cash	represents cash and cash equivalent

Accounts receivable	represents receivables due from customers generated from normal trading activities, recognized on a gross basis

Prepaid expenses	represents prepayment made during normal operation activities

Other receivables	represents receivables due from other parties resulted from normal operation activities

Inventories	represents merchandise purchased for normal trading purpose, stated at the lower of purchase cost (on a gross basis) or market value

Deferred tax assets - current portion

deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the financial statements, which will be realized within one year

Others	represents other current assets related to operating activities

Current liabilities is equal to the sum of the following (excluding in each case current liabilities based on any payment obligations of Shanghai Lefeng under Section 1.3.4, or its payment obligation under Section 11.8.4 with respect to VAT Invoices provided under Section 11.8.2):

Accounts payable	represents payables due to suppliers generated from normal trading activities, recognized on a gross basis

Receipt in advance	represents prepayment made by customers generated from normal trading activities, recognized on a gross basis

Other payables	represents payables due to other parties resulted from normal operation activities, including Capital Expenditure Payables)

Payroll payable	represents payable related to payroll, bonuses and other employee benefits recognized on an accrual basis

Tax payable

represents taxes and surcharges payable due to tax authorities recorded in accordance with tax laws and regulations (for the avoidance of doubt, not considering the impact of the aggregate amount of the VAT Invoices delivered to Shanghai Lefeng in accordance with Section 11.8.2)

Deferred revenue

represents amounts received through online payments prior to the delivery of the products are recorded as deferred revenue and recognized as revenue when products are delivered to the customers on a gross basis

Deferred tax liabilities -	deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities

current portion	and their reported amounts in the financial statements, which will be realized within one year

Others	represents other current liabilities related to operating activities

Exhibit F

Capitalization Table

Immediately Prior to the Closing

Shareholders	Number of Shares	Percentage
Ovation Entertainment Limited	100	100%

Immediately After the Closing

Shareholders	Number of Shares	Percentage
Ovation Entertainment Limited	25	25%
Vipshop Holdings Limited	75	75%
Total	100	100%